                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                      Pennsylvania Power & Light Company
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                          [LOGO OF PP&L APPEARS HERE]

                      Pennsylvania Power & Light Company


                           Notice of Annual Meeting

                                April 24, 1996

                                      and

                                Proxy Statement
            (including appended 1995 Annual Report to Shareowners)

                           NOTICE OF ANNUAL MEETING
                                OF SHAREOWNERS

                                APRIL 24, 1996

  The Annual Meeting of Shareowners of Pennsylvania Power & Light Company ("PP&L" or "the Company") will be held at Lehigh University's Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, Pennsylvania, on Wednesday, April 24, 1996, at 1:00 p.m., for the purposes stated below and more fully described in the accompanying Proxy Statement, and to transact such other business as may properly come before the Meeting or any adjournments thereof:

   1. The election of three directors for a term of three years.

  The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other business should properly come before the meeting, it is the intention of the Board of Directors that the persons named as proxies will vote in accordance with their best judgment.

  After reading the Proxy Statement, please mark, sign, date and return your Proxy as soon as possible, to assure your representation at the meeting. Only Shareowners of record at the close of business on Wednesday, February 28, 1996, will be entitled to vote at the Annual Meeting or any adjournments thereof. If the Annual Meeting is interrupted or delayed for any reason, the Shareowners attending the adjourned Meeting shall constitute a quorum and may act upon such business as may properly come before the Meeting.

                                          By Order of the Board of
                                                 Directors.

                                           /s/ Robert J. Grey

                                               Robert J. Grey
                                                 Secretary

March 15, 1996

                                PROXY STATEMENT

  The Company's principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number (610) 774-5151. This Proxy Statement and the accompanying Proxy, solicited on behalf of the Board of Directors, were first released to Shareowners on or about March 15, 1996.

OUTSTANDING STOCK AND VOTING RIGHTS

  The Board of Directors has established Wednesday, February 28, 1996, as the record date for Shareowners entitled to vote at the Annual Meeting (the "Record Date"). The transfer books of the Company will not be closed. The Company's Restated Articles of Incorporation divide its voting stock into four classes: 4 1/2% Preferred Stock, Series Preferred Stock, Preference Stock and Common Stock. There were no shares of Preference Stock outstanding on the Record Date. Each currently outstanding share of each class of stock entitles the holder to one vote upon any business properly presented to the Annual Meeting. A total of 161,964,127 shares was outstanding on the Record Date, consisting of 157,300,382 Common Shares (all owned by PP&L Resources, Inc.) ("Resources"), 530,189 shares of 4 1/2% Preferred Stock and 4,133,556 shares of Series Preferred Stock.

  As of February 15, 1996, the following are the only entities known by the Company to own more than five percent of any class or series of stock entitled to vote at the Annual Meeting.

                               NAME AND                   NUMBER OF
                              ADDRESS OF                    SHARES         PERCENT OF
TITLE                      BENEFICIAL OWNER           BENEFICIALLY OWNED CLASS OR SERIES
-----             ----------------------------------- ------------------ ---------------
6.33% Series      Chancellor Capital Management, Inc.       85,000(a)          8.5%
 Preferred Stock  and Chancellor Trust Company
                  1166 Avenue of the Americas
                  New York, New York 10036

6.75% Series      Wellington Management Company             85,000(b)           10%
 Preferred Stock  75 State Street
                  Boston, MA 02109

-------
(a) Chancellor Capital Management, Inc. and Chancellor Trust Company, as investment advisers for various fiduciary accounts, have sole power to vote or to direct the vote, and sole power to dispose of or to direct the disposal of, all of the indicated shares.
(b) Number of shares beneficially owned includes shares for which Wellington exercises investment and/or voting power, but which are held by one of its wholly owned subsidiaries and/or investment advisory clients.

  Execution of the Proxy will not affect a Shareowner's right to attend the Annual Meeting and vote in person. Any Shareowner giving a Proxy has the right to revoke it at any time before it is voted by giving notice in writing to the Secretary. Shares represented by Proxy will be voted in accordance with the instructions given. In the absence of instructions to the contrary, the Proxy solicited hereby will be voted FOR the election of directors. Abstentions and broker non-votes are not counted as either "yes" or "no" votes.

  To preserve voter confidentiality, the Company voluntarily limits access to Shareowner voting records to a few designated employees. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a Shareowner has voted to any PP&L employee or to any other person (except the person in whose name the shares are registered), unless otherwise required by law.

  With respect to the election of directors, Shareowners have the unconditional right of cumulative voting. Shareowners may vote in this manner by multiplying the number of shares registered in their respective names on the Record Date by the total number of directors to be elected at the Annual Meeting and casting all of such votes for one nominee or distributing them among any two or more nominees. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person's name in the list of nominees on the accompanying Proxy. Shares will be voted for the remaining nominees on a pro rata basis.

PROPOSAL 1: ELECTION OF DIRECTORS

  PP&L has a classified Board of Directors, currently consisting of fifteen directors divided into three classes. These classes consist of six directors whose terms will expire at the 1996 Annual Meeting, four directors whose terms will expire at the 1997 Annual Meeting, and five directors whose terms will expire at the 1998 Annual Meeting. The directors of PP&L also serve as the directors of Resources.

  The nominees this year are William J. Flood, William F. Hecht and Frank A. Long. All of the nominees are currently serving as directors and were elected by the Shareowners at the 1993 Annual Meeting. If elected by the Shareowners, the above nominees will serve until the 1999 Annual Meeting and until their successors shall be elected and qualified. Resources plans to vote all shares of Common Stock for these nominees. Following their election and the retirement of certain directors as discussed below, there will be eleven members of the Board of Directors, consisting of the following classes: four directors whose terms will expire at the 1997 Annual Meeting, four directors whose terms will expire at the 1998 Annual Meeting, and three directors whose terms will expire at the 1999 Annual Meeting.

  The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, the accompanying Proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

                            THE BOARD OF DIRECTORS
                RECOMMENDS THAT SHAREOWNERS VOTE FOR PROPOSAL 1


NOMINEES FOR DIRECTORS:


---------------- WILLIAM J. FLOOD, 60, is Secretary-Treasurer of Highway
                 Equipment & Supply Co. (HESCO), Harrisburg, Pa., supplier of heavy equipment for highway construction, industry and
   [PHOTO OF     general contractors. Mr. Flood received a B.A. from Dartmouth
WILLIAM J. FLOOD College and joined HESCO in 1960. He is a director of HESCO,
  APPEARS HERE]  Geisinger Foundation, Hescorp, Inc. and PNC Bank (Northeast
                 PA). A member of the Audit and Nominating Committees, Mr.
                 Flood has been a director since 1990.
----------------




---------------- WILLIAM F. HECHT, 52, is Chairman, President and Chief
                 Executive Officer of both Resources and PP&L. Mr. Hecht
                 received a B.S. and M.S. in Electrical Engineering from
   [PHOTO OF     Lehigh University. Employed since 1964, he was elected
WILLIAM F. HECHT President and Chief Operating Officer in 1991, was named to
  APPEARS HERE]  his present PP&L position in 1993, and to his Resources position in February 1995. Mr. Hecht is a director of a number of civic and charitable organizations. He is chair of
---------------- the Executive Committees of the Board and of the Corporate
                 Leadership Council, an internal committee comprised of the senior officers of Resources. He has been a director since
                 1990.




---------------- FRANK A. LONG, 55, is Executive Vice President of Resources
                 and Executive Vice President and Chief Operating Officer of
                 PP&L. Mr. Long received a B.S. in Electrical Engineering from
   [PHOTO OF     Northeastern University, and joined PP&L in 1963. He was
  FRANK A. LONG elected Senior Vice President -- System Power & Engineering APPEARS HERE] in 1990, was named to his present PP&L position in 1993, and to his Resources position in February 1995. Mr. Long is a member of the Executive Committee of the Pennsylvania
---------------- Electric Association, a trustee of the North American
                 Electric Reliability Council, and a director of the Homemaker/Home Health Aide Services of Lehigh County. He has been a director since 1993.

DIRECTORS CONTINUING IN OFFICE:


---------------- E. ALLEN DEAVER, 60, is Executive Vice President, a member of the President's Office, and a director of Armstrong World
                 Industries, Inc., Lancaster, Pa., a manufacturer of interior
   [PHOTO OF     furnishings and specialty products. He graduated from the
E. ALLEN DEAVER University of Tennessee with a B.S. in Mechanical Engineering APPEARS HERE] and joined Armstrong in 1960. Mr. Deaver has served as
                 Executive Vice President and a director of Armstrong since
                 1988. He is a director of the National Association of
---------------- Manufacturers, the Pennsylvania Economy League, the
                 Pennsylvania Chamber of Business and Industry, and
                 Internacional de Ceramica S.A. (Mexico). Mr. Deaver, chair of the Management Development and Compensation Committees and a member of the Unregulated Businesses Oversight Committee, has been a director since 1991; his term ends in 1997.




---------------- NANCE K. DICCIANI, 48, is Vice President and Business
                 Director, Petroleum Chemicals Division, Rohm and Haas
                 Company, Philadelphia, Pa. Dr. Dicciani received a B.S. from
   [PHOTO OF     Villanova University, an M.S. from the University of
    NANCE K.     Virginia, an M.B.A. from the Wharton School of Business and a
    DICCIANI     Ph.D. from the University of Pennsylvania. Prior to joining
  APPEARS HERE]  Rohm and Haas in 1991 as Business Unit Director, Petroleum
                 Chemicals, Dr. Dicciani had been named General Manager,
                 Business Development and Technology (Chemicals group), at Air
---------------- Products and Chemicals, Inc. in 1990. She is a director of the World Affairs Council and Villanova University. Dr.
                 Dicciani, a member of the Unregulated Businesses Oversight
                 Committee and chair of the Nuclear Oversight Committee, has been a director since 1994; her term ends in 1997.





---------------- ELMER D. GATES, 66, is Vice Chairman of Fuller Company,
                 Bethlehem, Pa., a company involved in the design and
                 manufacture of plants, machinery and equipment used in the
   [PHOTO OF     cement, paper, power and processing industries. He has a B.S.
 ELMER D. GATES  in Mechanical Engineering from Clarkson College. Prior to
  APPEARS HERE]  joining Fuller Company as President in 1982, Mr. Gates spent thirty-one years at General Electric Company. Mr. Gates assumed his present position at Fuller Company in 1990. Mr.
---------------- Gates is vice chairman and a director of Ambassador Bank and president of the Lehigh Valley Partnership. He is also
                 Chairman, Chief Executive Officer and a director of Birdsboro
                 Ferrocast, Inc., a steel foundry located in Birdsboro, Pa. In
                 1992, Birdsboro Ferrocast filed a voluntary petition under Chapter 11 of the Bankruptcy Code. Mr. Gates, chair of the
                 Unregulated Businesses Oversight Committee and a member of the Management Development and Compensation Committees, has been a director since 1989; his term ends in 1997.





---------------- DEREK C. HATHAWAY, 51, is Chairman, President and Chief
                 Executive Officer of Harsco Corporation, Camp Hill, Pa., a
                 diversified multi-national manufacturing company. In 1966,
   [PHOTO OF     Mr. Hathaway founded Dartmouth Investments Ltd. in the United
    DEREK C.     Kingdom and built a group of engineering businesses into a
    HATHAWAY     public corporation, which was acquired by Harsco in 1979.
  APPEARS HERE]  After coming to the U.S. in 1984, Mr. Hathaway became a citizen in 1991. Mr. Hathaway served as Senior Vice
                 President -- Operations of Harsco's Engineered Products Group
---------------- from 1986 until 1991, when he became President and Chief
                 Operating Officer. He was elected to his present position in 1994. Mr. Hathaway is a director of Harsco, Dauphin Deposit
                 Corporation and a number of civic and charitable organizations, including the National Association of Manufacturers, the Pennsylvania Business Roundtable, the
                 Pennsylvania Chamber of Business and Industry, and the Polyclinic Medical Center. Mr. Hathaway, a member of the
                 Audit and Unregulated Businesses Oversight Committees, has been a director since April 1995; his term ends in 1998.





---------------- STUART HEYDT, 56, is President and Chief Executive Officer of
                 Geisinger Health System, Danville, Pa. Dr. Heydt, who
                 specializes in maxillofacial surgery, attended Dartmouth
   [PHOTO OF     College and received an M.D. from the University of Nebraska.
  STUART HEYDT   He had been President and Chief Executive Officer of
  APPEARS HERE]  Geisinger Medical Center since May 1990, and then was
                 President and Chief Operating Officer of Geisinger Foundation until being appointed to his present position in December
---------------- 1991. He is past president of the American College of
                 Physician Executives and a director of Bucknell University, Wilkes University, PNC Bank (Northeast PA) and PNC Bank, N.A.
                 A member of the Management Development and Compensation and Nominating Committees, Dr. Heydt has been a director since
                 1991; his term ends in 1998.

---------------- CLIFFORD L. JONES, 68, served as President of the Capital
                 Region Economic Development Corporation, Camp Hill, Pa., from
                 1992 until 1994. Prior to that, he served as President of the
   [PHOTO OF     Pennsylvania Chamber of Business and Industry from 1983 until
   CLIFFORD L.   his retirement in 1991. Mr. Jones received a B.A. from
     JONES       Westminster College. He served from 1981 to 1983 as a member,
  APPEARS HERE]  and then as Chairman, of the Pennsylvania Public Utility
                 Commission. From 1979 until his appointment to the PUC, Mr.
                 Jones was Secretary of the Pennsylvania Department of
---------------- Environmental Resources. He is also a director of U.S. Radio,
                 Inc. and Mercom, Inc., a Michigan-based cable television company. A member of the Corporate Responsibility and Nominating Committees, Mr. Jones has been a director since
                 1989; his term ends in 1998.






---------------- RUTH LEVENTHAL, 55, is Professor of Biology at the Milton S.
                 Hershey Medical College of Penn State University. She
                 previously had served as Provost and Dean of Penn State
   [PHOTO OF     Harrisburg, a position which she held from 1984 through 1994.
 RUTH LEVENTHAL  Dr. Leventhal earned a B.S. in Medical Technology, a Ph.D. in
 APPEARS HERE]   Parasitology and an M.B.A. from the University of
                 Pennsylvania. From 1981 until 1984, Dr. Leventhal was Dean of the School of Health Sciences and Professor of Medical
---------------- Laboratory Sciences at Hunter College of The City University
                 of New York. She previously served four years as Acting Dean of The School of Allied Medical Professions at the University of Pennsylvania. Dr. Leventhal is a director of Mellon Bank
                 (Commonwealth region) and founding chair of the Council for Public Education. She is active in a number of charitable, civic and professional organizations. Dr. Leventhal, a member of the Audit and Nuclear Oversight Committees, has been a director since 1988; her term ends in 1998.





---------------- NORMAN ROBERTSON, 68, retired as Senior Vice President and
                 Chief Economist of Mellon Bank N.A., Pittsburgh, Pa. in 1992.
                 Mr. Robertson received a B.S. in Economics from the
    [PHOTO OF    University of London, England, and attended the London School
NORMAN ROBERTSON of Economics. He joined Mellon Bank in 1963 and advanced to
  APPEARS HERE]  Vice President and Chief Economist in 1970 and Senior Vice
                 President and Chief Economist in 1973. Mr. Robertson is a director of Mellon Bank (Maryland) and Economics America--
---------------- Pennsylvania Council on Economic Education. He is also an
                 Adjunct Professor of Economics at Carnegie Mellon University.
                 Mr. Robertson, chair of the Nominating Commitee and a member of the Executive and Management Development and Compensation
                 Committees, has been a director since 1969; his term ends in 1997.




DIRECTORS RETIRING AS OF THE 1996 ANNUAL MEETING:

  The Company wishes to acknowledge with gratitude the many years of service provided by the following directors who will retire as of the 1996 Annual Meeting. In addition to serving as a director for many years, John Kauffman was also an employee of the Company for 41 years, beginning his employment with Pennsylvania Water & Power Co. at the Holtwood hydroelectric station in 1950. Each of the following directors has provided valued advice and leadership to the Company, and we wish them well in their retirements and future endeavors.




---------------- DANIEL G. GAMBET is President of Allentown College of St.
                 Francis de Sales, Center Valley, Pa. Father Gambet received a
                 Ph.D. in Classical Studies from the University of
    [PHOTO OF    Pennsylvania. He joined Allentown College in 1965 as Academic
DANIEL G. GAMBET Dean, became Vice President in 1970 and President in 1978. He
  APPEARS HERE]  is a director of a number of civic and charitable organizations, including Lehigh Valley Hospital and Health
                 Network, Inc. and the Better Business Bureau of Eastern
---------------- Pennsylvania. A director since 1986, Father Gambet has served as a member of the Executive Committees and chair of the Corporate Responsibility Committee.



---------------- JOHN T. KAUFFMAN was Chairman and Chief Executive Officer of
                 PP&L from October 1991 until his retirement on December 31,
                 1992. He had served as PP&L Chairman, President and Chief
  [PHOTO OF      Executive Officer from 1990 to October 1991. Mr. Kauffman
JOHN T. KAUFFMAN earned a B.S. in Mechanical Engineering from Purdue
  APPEARS HERE]  University and a B.S. in Marine Engineering from the U.S.
                 Merchant Marine Academy. He is past chairman of the Pennsylvania Electric Association, chairman of Lehigh Valley
---------------- 2000: Business-Education Partnerships and a director of
                 Conestoga Title Insurance Company, Alliance for the
                 Chesapeake Bay, the Eastern Pennsylvania Chapter of The
                 Nature Conservancy, the AMERICA 2000 Coalition and the Center for Workforce Preparation and Quality Education, an affiliate of the U.S. Chamber of Commerce. Mr. Kauffman has served in recent years as a member of the Executive Committees and of the Nuclear Oversight Committee. A director since 1978, Mr.
                 Kauffman provided valuable leadership to the Company throughout this period of industry change.

---------------- VICE ADMIRAL ROBERT Y. KAUFMAN, USN (RET.) is Chairman and
                 President of Yogi, Inc., a consulting firm located in
                 Potomac, Md. Admiral Kaufman received a B.S. at the U.S.
   [PHOTO OF     Naval Academy and an M.S. in International Affairs at George
  VICE ADMIRAL   Washington University. Admiral Kaufman participated in the
    ROBERT Y.    early planning, development and operation of nuclear
  KAUFMAN, USN   submarines, including Polaris, Trident and the newest attack
     (RET.)      submarines. He served as a Navy representative to the Atomic
 APPEARS HERE]   Energy Commission. Before retiring from the U.S. Navy in
                 1980, he was director of Command, Control & Communications,
                 Office of Chief of Naval Operations. A noted wildlife and
---------------- nature photographer, Admiral Kaufman has also served as a technical adviser for the Discovery Channel on cable television. A director since 1992, Admiral Kaufman has served as a member of the Corporate Responsibility Committee and was a charter member of the Nuclear Oversight Committee.





---------------- DAVID L. TRESSLER is Executive Director of the Northeast
                 Pennsylvania Physicians' Organization in Clarks Summit, Pa.
                 From 1991 through 1995 he had been Executive Director of the
   [PHOTO OF     Center for Public Initiatives at the University of Scranton,
    DAVID L.     and President, Chief Executive Officer and a director of the
    TRESSLER     Northeast Regional Cancer Institute in Scranton. Mr. Tressler
  APPEARS HERE]  is a graduate of The Pennsylvania State University, the
                 University of Pittsburgh and Stonier Graduate School of
                 Banking (Rutgers University). He had served as Chairman and
---------------- Chief Executive Officer of Northeastern Bank of Pennsylvania
                 from 1982 to 1991. Mr. Tressler is past president of Economics America -- Pennsylvania Council on Economic
                 Education, and a trustee of Lackawanna Industrial Fund
                 Enterprises. He is a director of the Pennsylvania Industrial
                 Development Authority and PHICO Insurance Company. A director since 1981, Mr. Tressler has served as chair of the Audit
                 Committee and a member of the Executive Committees.




FORMER DIRECTOR:


---------------- RICHARD S. BARTON, a Corporate Vice President of Xerox
                 Corporation, Rochester, New York, and a Stanford University
                 Sloan Fellow, resigned from the Board effective September 25,
   [PHOTO OF     1995, due to conflicting professional time commitments. Mr.
   RICHARD S.    Barton earned his B.A. from Adelphi University and completed
     BARTON      the Wharton Executive Development Program at the University
  APPEARS HERE]  of Pennsylvania. He previously held the position of Chairman,
                 President and Chief Executive Officer of Xerox Canada Inc.
                 From 1989 to 1991, he was Vice President, North American
---------------- Systems Sales, for the Xerox Integrated Systems Operations,
                 and was elected to his current position in 1993. Mr. Barton serves on the boards of Avon Products, Inc. and the American
                 Management Association. Mr. Barton was a member of the Corporate Responsibility and Management Development and
                 Compensation Committees of the Board. A director since
                 January 1994, Mr. Barton provided a business perspective which we valued highly.



GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR ATTENDANCE AT BOARD MEETINGS

  The Board of Directors held eleven meetings during 1995. Each incumbent director attended more than 75% of the meetings held by the Board and the Committees during the year. The average attendance of incumbent directors at Board and Committee meetings held during 1995 was 96%.

COMPENSATION OF DIRECTORS

  Directors who are Company employees receive no separate compensation for service on the Board of Directors or Committees of the Board of Directors. Non-employee directors receive a retainer of $20,500 per year, of which a minimum of $2,500 is allocated to a deferred stock account; a fee of $750 for attending Board of Directors meetings, Committee meetings and other meetings at the Company's request; and a fee of $150 for participating in meetings held by telephone conference call. Only one attendance fee is paid when the Boards of Resources and PP&L meet on the same day, and when "dual" committee meetings are held on the same day. Also, only one retainer is paid for service on the Boards of both Resources and PP&L.

  Non-employee directors may elect to defer all or any part of the retainer and fees, together with applicable interest, pursuant to the Directors Deferred Compensation Plan ("DDCP"). Under this Plan, these directors can defer compensation into a cash account or a deferred stock account. Payment of these amounts and applicable interest or dividends can be deferred until after the director's retirement from the Board of Directors, at which time they can receive these funds in one or more annual installments for a period of up to ten years.

  In addition, the Company has established a Retirement Plan for non-employee directors. Upon completion of at least three years of service on the Board, these directors are eligible for a retirement benefit payable at age 65, or the date of retirement, whichever is later. This benefit cannot exceed 50% of the annual retainer in effect during the last year of their service on the Board and is payable for ten years.

STOCK OWNERSHIP

  As noted above, all the common stock of PP&L is owned by Resources. No directors or executive officers own any PP&L preferred stock.

BOARD COMMITTEES

  The Board of Directors has four standing committees -- the Executive, Corporate Responsibility, Management Development and Compensation and Nuclear Oversight Committees. Each non-employee director usually serves on two or more of these and Resources' committees. (The Resources committees include the Executive, Audit, Management Development and Compensation, Nominating and Unregulated Business Oversight Committees.) All but the Executive Committee are composed entirely of directors who are not Company employees. (The audit and nominating functions are performed by Resources' committees.)

  Nominees for directors may be proposed by Shareowners in accordance with the procedures set forth in the Bylaws. Recommendations for the 1997 Annual Meeting must be received by November 15, 1996. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to the Chair of the Resources' Nominating Committee, c/o Secretary, Two North Ninth Street, Allentown, Pennsylvania 18101.

  EXECUTIVE COMMITTEE. The Executive Committee exercises during the periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors or change the Bylaws. The Executive Committee met five times in 1995. The members of the Executive Committee are Mr. Hecht (chair), Fr. Gambet, and Messrs. Kauffman, Robertson and Tressler.

  CORPORATE RESPONSIBILITY COMMITTEE. The principal functions of the Corporate Responsibility Committee are to review various policies and practices of management in the areas of corporate governance and corporate citizenship, and to review PP&L's response to actions, investigations, sanctions or warnings by governmental and regulatory authorities. The Corporate Responsibility Committee met twice in 1995. The members of the Corporate Responsibility Committee are Fr. Gambet (chair), Mr. Jones and Admiral Kaufman.

  MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE. The principal functions of the Management Development and Compensation Committee are to review and evaluate at least annually the performance of the chief executive officer and other senior officers of Resources and its subsidiaries, and to set their remuneration, including incentive awards; to review the fees paid to outside directors for their services on the Board of Directors and its Committees; and to review management's succession planning. For those individuals who are senior officers of both Resources and PP&L, the Management Development and Compensation Committees of both companies act jointly to set remuneration for services to both companies. The Management Development and Compensation Committee of the Company met four times in 1995. The members of the Management Development and Compensation Committee for both Resources and PP&L are Mr. Deaver (chair), Messrs. Gates and Robertson and Dr. Heydt.

  NUCLEAR OVERSIGHT COMMITTEE. The principal function of the Nuclear Oversight Committee is to oversee management systems and processes which assure (1) safety of the public, (2) regulatory compliance, (3) preservation of nuclear plant assets, and (4) fulfillment of operational and financial objectives. Committee reviews focus on issues critical to the long-term, safe, reliable and economic operation of the nuclear plant. Industry experts are retained to provide technical advice and assistance to committee members. The Nuclear Oversight Committee met three times in 1995. The members of the Nuclear Oversight Committee are Dr. Dicciani (chair), Mr. Kauffman, Admiral Kaufman and Dr. Leventhal.

RETIREMENT PLANS FOR EXECUTIVE OFFICERS

  Executive officers who retire from the Company are eligible for benefits under Resources' Retirement Plan and the Supplemental Executive Retirement Plan ("SERP"). The following table shows the estimated annual retirement benefits for executive officers payable under these Plans.

                                   ESTIMATED
                          ANNUAL RETIREMENT BENEFITS
                        AT NORMAL RETIREMENT AGE OF 65

        ANNUAL
     COMPENSATION        15 YEARS           20 YEARS           25 YEARS           30 YEARS
     ------------        --------           --------           --------           --------
       $200,000           66,024             93,024            103,024            113,024
        250,000           86,274            120,024            132,524            145,024
        300,000          106,524            147,024            162,024            177,024
        350,000          126,774            174,024            191,524            209,024
        400,000          147,024            201,024            221,024            241,024
        450,000          167,274            228,024            250,524            273,024
        500,000          187,524            255,024            280,024            305,024
        550,000          207,774            282,024            309,524            337,024
        600,000          228,024            309,024            339,024            369,024
        650,000          248,274            336,024            368,524            401,024

  Benefits under both the Retirement Plan and the SERP benefit formulas are based on length of service and the average compensation for the highest 60 consecutive months in the final 120 months of employment. For purposes of calculating benefits under the Retirement Plan, the compensation used is base salary less amounts deferred pursuant to the Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table which follows. (Of the officers listed in that Table, Mr. Long deferred $39,860, $32,094, and $26,000 of compensation for the years 1993, 1994 and 1995, respectively. For 1995, Mr. Hecht deferred $52,000 of compensation, and Mr. Grey deferred $10,800.) For purposes of calculating benefits under the SERP, the compensation used is base salary, bonus and the value of any restricted stock grant for the year in which earned, as listed in the Table, as well as dividends paid on restricted stock.

  Benefits payable under the Retirement Plan are subject to limits set forth in the Internal Revenue Code and are not subject to any deduction for Social Security benefits or other offset. They are computed on the basis of the life annuity form of pension at the normal retirement age of 65. Benefits payable under the SERP are computed on the same basis; are offset by Retirement Plan benefits, the maximum Social Security benefit payable at the time of retirement and, in some cases, by pensions received from prior employment; and are reduced for retirement prior to age 60.

  As of January 1, 1996, the years of credited service under the Retirement Plan for Messrs. Hecht, Long, Byram, Hill and Grey were 25.8, 28.4, 19.3, 26.4 and 0.7, respectively. The years of credited service under the SERP for each of these officers are three years less than under the Retirement Plan (except in the case of Mr. Byram, who is entitled to nine months of additional credited service under the SERP, and Mr. Grey, who is entitled to 15.4 years of additional credited service under the SERP).

  In the event of certain changes in control and termination of service, executive officers would be eligible for benefits under the Resources' Executive Retirement Security Plan ("ERSP"). For purposes of this Plan, compensation and years of credited service are the same as under the SERP, except that, under this Plan, benefits become immediately vested for participants, salary levels used to determine benefits are based on earnings for the twelve consecutive month period of the highest earnings in the final 60 consecutive months immediately preceding termination and the penalties for early retirement are eliminated. Under the Plan, executive officers terminated by the Company within 36 months after such change in control for reasons other than cause or disability are entitled to the greater of the actuarial equivalent of (a) the sum of three times the executive's annual base salary and incentive compensation; or (b) the benefit payable under the SERP formula unreduced for early retirement. The Plan provides that benefits payable thereunder will be reduced to the extent necessary so that no such benefits will be subject to an excise tax under Section 4999 of the Internal Revenue Code, unless absent such reduction, the participant would receive a higher aggregate benefit.

  In addition, in the event of a change in control or certain circumstances that may lead to a change in control, the Management Development and Compensation Committee of the Board of Directors may change or eliminate the restriction period applicable to any outstanding restricted stock awards under the Incentive Compensation Plan.

SUMMARY COMPENSATION TABLE

  The following table summarizes all compensation for the Chief Executive Officer and the next four most highly compensated executive officers for the last three fiscal years, for service for both PP&L and Resources. Compensation amounts for these officers are the same as those shown in the Resources' proxy statement; they are not additive. Messrs. Hecht and Long also served as directors but received no separate remuneration in that capacity.

                                                                         LONG-TERM
                                           ANNUAL COMPENSATION          COMPENSATION
                           ------------------------------------------------------------------
                                                        OTHER ANNUAL     RESTRICTED      ALL OTHER
                                   SALARY/1/ BONUS/1/  COMPENSATION/2/ STOCK AWARD/3/ COMPENSATION/4/
NAME AND PRINCIPAL POSITION   YEAR    ($)       ($)          ($)            ($)             ($)
-----------------------------------------------------------------------------------------------------
William F. Hecht              1995  489,024       0/5/          0         413,920           4,149
 Chairman, President and      1994  440,374       0/6/          0            0/6/           4,042
 Chief Executive Officer      1993  375,000     45,000          0          71,070           3,346

Frank A. Long                 1995  344,041       0/5/     13,654         237,318           4,187
 Executive Vice President and 1994  295,434     24,375      7,050          42,525           4,078
 Chief Operating Officer      1993  231,000     27,720      1,000          43,775           3,134

Robert G. Byram               1995  232,717       0/5/      4,616         134,640           3,496
 Senior Vice President--
 Nuclear                      1994  206,434     16,500          0          28,755           3,423
                              1993  165,831     20,076          0          31,673           1,031

Ronald E. Hill                1995  199,315       0/5/      8,808         113,883           3,936
 Senior Vice President--
  Financial                   1994  171,950     12,975      1,100          22,680           3,840
                              1993  144,200     11,611          0          16,480           2,481

Robert J. Grey                1995  173,471  25,000/5/          0          60,958         140,547
 Senior Vice President,       1994        0          0          0               0               0
 General Counsel and
  Secretary                   1993        0          0          0               0               0


/1/ Salary and bonus data include deferred compensation. Bonus data include one-time employment bonus of $25,000 for Mr. Grey, who joined the Company in March 1995 as Vice President, General Counsel and Secretary. Effective March 1, 1996, Mr. Grey became Senior Vice President, General Counsel and Secretary of the Company and Resources.
/2/ Includes longevity pay (which is compensation for vacation earned, but not taken) and fees earned by certain officers for serving as directors of Safe Harbor, an affiliate of PP&L. The Safe Harbor fees earned are as follows:
    Mr. Long -- $1,000 in 1993 and $800 in 1994; and Mr. Hill -- $1,100 in 1994,
    and $1,000 in 1995.
/3/ The dollar value of restricted common stock awards was calculated by multiplying the number of shares awarded by the closing price per share on the date of the grant. As of December 31, 1995, the officers listed in this table held the following number of shares of restricted common stock, with the following values: Mr. Hecht -- 5,400 shares ($135,000); Mr. Long --5,390 shares ($134,750); Mr. Byram -- 3,312 shares ($82,800); Mr. Hill --2,368 shares ($59,200); and Mr. Grey -- 0 shares ($0). These year-end data do not include awards made in January 1996 for 1995 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards. All outstanding restricted stock awards have a restriction period of three years.
/4/ Includes Company contributions to the officers' Deferred Savings Plan and the ESOP accounts; also includes relocation expenses paid to Mr. Grey in 1995.
/5/ Although the incentive program provides that the short-term award be paid in cash, the Management Development and Compensation Committee instead made the award in restricted stock based upon comments received from the senior officers who felt that they should have greater personal investment in the Company and thus should receive their short-term awards in Resources stock rather than in cash.
/6/ Mr. Hecht requested to forgo his incentive award for 1994.

EMPLOYMENT AGREEMENT

  Mr. Grey has an employment agreement with the Company which provides for a base annual salary in his first year of employment of $220,000, guaranteed for one year unless terminated for cause. In addition, Mr. Grey as an officer of the Company participates in the Short-Term and Long-Term Incentive Plans; his contract guarantees that his first-year Short-Term award will be at least 8.75% of salary (or $19,250). Under the agreement, Mr. Grey also participates in the SERP and ERSP described above.

JOINT REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEES REGARDING EXECUTIVE COMPENSATION

GENERALLY

  PP&L Resources, Inc. (the "Company") is the parent holding company of Pennsylvania Power & Light Company ("PP&L"), and PP&L is its principal subsidiary. The members of the Company's Management Development and Compensation Committee -- all independent outside directors -- and Board of Directors also serve in the same capacity for PP&L. Certain senior officers of the Company are also senior officers of PP&L. For those individuals, references below to the Committee and Board of Directors refer to the Committee and Board of Directors of both the Company and PP&L and discussions of their compensation include compensation earned for services to both the Company and PP&L.

  During 1995, the Committee reviewed and evaluated the performance and leadership of the Chief Executive Officer and the other senior officers who are members of the Company's Corporate Leadership Council ("senior officers"), which provides strategic direction for the Company and its subsidiaries. The Committee established the compensation and benefit practices for these individuals as senior officers of the Company and its subsidiaries, including PP&L. These officers include: William F. Hecht, Chairman, President and Chief Executive Officer of the Company; Frank A. Long, Executive Vice President of the Company; Ronald E. Hill, Senior Vice President-Financial and Treasurer of the Company; Robert G. Byram, Senior Vice President-Nuclear of PP&L; and Robert D. Fagan, President of Power Markets Development Company (an unregulated subsidiary of the Company created to pursue worldwide energy-related business opportunities) ("PMDC"). Except for Mr. Fagan, these individuals are also senior officers of PP&L./1/

  The Company has in place two major components of executive compensation for the senior officers and other officers of the Company and its subsidiaries --
 base salary and incentive compensation. Base salaries reflect the value of the various Company positions relative to similar positions -- both within the Company and in other companies -- and variations in individual performance. Incentive compensation is awarded based on corporate performance and shareowner value. The incentive program has two separate components. A short-term incentive plan makes cash awards available to the senior officers based on the achievement of key corporate goals, as well as individual goals for the other officers. A long-term incentive plan grants restricted Company stock and/or stock options to officers based on the Company's return on common stock equity. Both plans and their associated goals and performance targets were developed by the Committee.

BASE SALARIES

  In general, the Committee's objective is to provide salary levels that are sufficiently competitive with comparable electric utilities to enable the Company to attract and retain high-quality executive talent. To meet this objective, the Committee regularly reviews salary information for similar companies. In July 1994, the Committee established a goal to bring executive compensation in line with comparable companies. At that time, PP&L's average base pay for senior officers was 25.3% below average and total compensation was 52.5% below average. In assessing the senior officer salaries, the Committee also reviews the internal salary structure of PP&L and seeks to maintain equity within the Company.

  In January 1995, the Committee reviewed salary ranges for Messrs. Hecht,
Long, Hill and Byram by comparing these salary levels with levels for similar positions of responsibility at 12 comparable electric utilities./2/ All of the comparison companies were included in the EEI (Edison Electric Institute) 100 Index of Investor-owned
-------
/1/ Mr. Fagan has no position with PP&L, but is a member of the Corporate
    Leadership Council and a "senior officer" of Resources by virtue of his position as President of PMDC. The other member of the Company's Corporate Leadership Council is Robert J. Grey, Vice President, General Counsel and Secretary of the Company and PP&L. (Effective March 1, 1996, Mr. Grey became Senior Vice President, General Counsel and Secretary of the Company and PP&L.)
/2/ The 1995 base salary for Mr. Fagan -- who joined the Company in November
    1994 -- was established under a contract reviewed and approved by the Committee, based on levels for similar positions at other companies.

Electric Utilities. The electric utilities used for comparison purposes in 1995 were selected based on their similarity to PP&L in terms of annual revenues, service territory characteristics or economic conditions.

  After reviewing salary data for similar positions in the comparable utilities, the Committee reviewed the actual salaries and performance appraisals of each of the senior officers. In the case of the Chief Executive Officer, the Committee considered directors' individual appraisals of his performance in determining his salary. The Committee then solicited input and recommendations from the Chief Executive Officer regarding the performance and individual salaries of the other senior officers.

  Upon completion of this review, the Committee set the 1995 salaries of the senior officers. As of January 1995, Mr. Hecht's total compensation was about 34% less than the average total compensation of the chief executive officers of the comparable companies. Also, the total compensation of the senior officers as a group was approximately 28% less than the average paid to their counterparts at these companies. Considering this information and individual performance, a salary increase was given to Mr. Hecht effective in August 1995, Messrs. Long and Byram effective in May 1995, and Mr. Hill effective in February 1995. It is anticipated that the revised short- and long-term incentive plans established at the beginning of 1995 will contribute to bringing the Company's overall senior pay levels up to the average for the marketplace.

  Regarding the base salaries of other corporate officers, the Board of Directors has delegated the authority to review and set the salaries of these officers to the senior officers. This enables the senior officers to establish the salaries of the officers who report to them./3/ As a result, officers' salaries closely reflect their individual performance and contribution to the achievement of corporate goals.

INCENTIVE AWARDS

  In establishing the second component of executive compensation -- incentive awards -- the Committee reviews annually the Company's performance in relation to specific corporate objectives and the Company's overall return on common equity. This component of compensation is intended to relate executive compensation directly to corporate performance and shareowner value.

  Based on the Committee's recommendation, effective for calendar year 1995 the Company established a new executive compensation incentive award program. The program has two separate components: a Short-Term Incentive Plan and a Long-Term Incentive Plan.

SHORT-TERM INCENTIVE PLAN

  In establishing the Short-Term Incentive Plan, the Board of Directors and the Committee concluded that basing a larger portion of officer compensation on the achievement of key corporate goals was appropriate in the increasingly competitive industry marketplace. The Short-Term Incentive Plan achieves this objective by providing the opportunity to base approximately 20% of the officer group's total compensation on the achievement of such annual goals. It also is simpler in design than the prior plan, tracks far fewer but more independent variables and more appropriately correlates compensation to the particular accountabilities of the various officers.

  The Short-Term Incentive Plan makes cash awards available to officers for the achievement of specific, independent goals established for each calendar year. Annual award targets based on accountability level are established for each officer according to the following table:

                 SHORT-TERM INCENTIVE PLAN
               PERCENT OF BASE SALARY TARGET
               -----------------------------
               Chief Executive Officer   40  %
               Executive Vice President  35  %
               Sr. Vice President        30  %
               Vice President            17.5%

  Annual awards are determined by applying these target percentages to the percentage of short-term goal attainment. The performance goals for each year are established by the Committee, and the Committee reviews actual results at each year-end to determine the appropriate goal attainment percentage to apply to the salary targets.
-------
/3/ The 1995 base salary for Mr. Grey -- who joined the Company in March 1995 -- was established by contract based on levels for similar positions at other companies.

  The following are the goal categories for 1995:

I.   FINANCIAL -- based on net income and total return on common stock.

II. OPERATIONAL -- based on customer satisfaction indices, power plant performance, minimizing work-related accidents, environmental performance and affirmative action results.

III. CORPORATE STRATEGY -- based on achievement of the holding company restructuring and development of business plans for PMDC.

  In addition to these goals for senior officers, specific individual goals are set for each of the other officers who then establish goals for subordinates.

  The weightings for each of these general categories vary by the level of the individual officers to reflect the different levels of influence they have on attainment of the goals, as follows:

                                 GOAL CATEGORY

     OFFICER LEVEL          FINANCIAL     OPERATIONAL     STRATEGIC     INDIVIDUAL
     -------------          ---------     -----------     ---------     ----------
Chief Executive Officer         50%            25%            25%            0%
Executive Vice President        30             50             20             0
Sr. Vice President              25             60             15             0
Vice President                  20             40              0            40

  When the level of goal attainment in each of the above categories is measured at the end of each year and the category weightings shown above are multiplied by the annual award target for each position, each officer's cash award is determined for the prior year's performance.

LONG-TERM INCENTIVE PLAN

  Also effective for 1995, the Company amended its existing Incentive Compensation Plan to establish a Long-Term Incentive Plan which focuses solely on increasing shareowner value. A major purpose of this component of compensation is to encourage long-term decision-making by senior management. The Plan establishes objectives for return on common equity (ROE) that require the Company to compare favorably with a peer group of companies and also to maintain appropriate levels of absolute ROE performance. Greater emphasis is placed on the Company's relative ROE performance than on absolute ROE performance. The logic for this approach is that relative ROE performance is more closely correlated to the performance of Company management, whereas external factors such as long-term interest rates have a major impact on absolute ROE performance.

  Awards are granted annually based on a review of the Company's average ROE performance over the prior three calendar years. Each year, a new three-year average ROE is calculated for comparative purposes. This three-year average avoids the excessive impact of short-term fluctuations in Company or peer group performance that may not reflect long-term achievement.

  The annual award compensation target for individual officers covered by the Long-Term Incentive Plan varies by accountability levels, as follows:

                LONG-TERM INCENTIVE AWARD
              PERCENT OF BASE SALARY TARGET
              -----------------------------
              Chief Executive Officer   40  %
              Executive Vice President  35  %
              Sr. Vice President        30  %
              Vice President            17.5%

  Under the Long-Term Incentive Plan, awards are made in the form of restricted stock and/or stock options equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. This stock award encourages stock ownership on the part of the officers and aligns the interests of management and shareowners.

  The Committee determines the applicable restriction period for the stock at the time of grant, which, under the terms of the Long-Term Incentive Plan, must be at least three years and not more than ten years from the date of grant. That is, the officer can be divested of this stock during the restriction period if he or she terminates employment with the Company. The Plan also provides that, upon retirement, death or disability of an officer, the outstanding restricted stock awards made to that officer will be prorated. In such cases, the Committee may provide the officer with the entire award rather than the prorated portion.

  In this way, grants of restricted stock serve as an incentive for senior management to continue their employment with the Company and, therefore, contribute to continuity in top management. In the past, the grants of restricted stock made under the Incentive Compensation Plan have been restricted for a period of three years. No awards of stock options have ever been made under this plan.

  The Committee based the senior officers' incentive awards for 1995 solely on the corporate goals and return on common equity achieved. In January 1996, the Committee reviewed performance achieved during 1995 for each of the corporate goals under the Short-Term Incentive Plan. During 1995, the Company achieved 100% of the financial goals, 65% of the operational goals and 100% of the corporate strategy goals. As a result of the weighting system described above, the senior officers received the following Short-Term Incentive Plan awards as a percent of base salary: Mr. Hecht -- 36.4%; Mr. Long -- 29.1%; Mr. Byram --
 23.7%; and Mr. Hill -- 23.7%. Although the incentive program provides that this short-term award be paid in cash, the Committee instead made this award in restricted stock based upon comments received from the senior officers who felt that they should have greater personal investment in the Company and thus should receive their Short-Term Incentive Plan awards in Company stock rather than in cash.

  In January 1996, the Committee also reviewed the Company's ROE performance for the Long-Term Incentive Plan. During 1995, the Company achieved an ROE of 12.78%, resulting in a three-year average ROE of 11.58%. The peer group of comparable companies achieved an average ROE of 12.30% and a three-year average of 10.62%. Applying the formula for comparative and absolute ROE performance adopted by the Committee in January 1995, the senior officers received the following Long-Term Incentive Plan awards as a percent of base salary: Mr. Hecht -- 43.2%; Mr. Long -- 37.8%; Mr. Byram -- 32.4%; and Mr. Hill -- 32.4%./4/

  The 1995 incentive awards made to the five most highly compensated executive officers are shown in the Summary Compensation Table./5/

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In establishing Mr. Hecht's 1995 salary, in January 1995 the Committee reviewed the salaries of the chief executive officers of the 12 comparison electric utilities referenced above. In conducting this review, the Committee concluded that Mr. Hecht's 1994 salary was lower than the average earned by incumbents in similar positions at those utilities.

  As a result of this review and Mr. Hecht's performance, the Committee set his 1995 salary at $520,000, effective August 1, 1995. This salary level is still below the average paid to incumbents in comparable positions.

  Based on the Company's performance in 1995 on the specific corporate goals under the Short-Term Incentive Plan, Mr. Hecht received a Short-Term Incentive Plan award of restricted stock equal to approximately 36.4% of his year-end salary. Based on the Company's three-year return on common equity through 1995, Mr. Hecht received a Long-Term Incentive Plan award of restricted stock equal to approximately 43.2% of his year-end salary.

                                      The Management Development
                                      and Compensation Committee
                                         E. Allen Deaver, Chair
                                         Elmer D. Gates
                                         Stuart Heydt
                                         Norman Robertson/6/
-------
/4/ As a Vice President of the Company and PP&L, Mr. Grey received a Short-Term
    Incentive Plan award of 12.0% of base salary, and a Long-Term Incentive Plan award of 15.8% of base salary. As with the senior officers, Mr. Grey received his entire incentive award in restricted stock.
/5/ Mr. Fagan's 1995 short-term incentive award of 44.4% of base salary ( 1/3 in cash and 2/3 in restricted stock) was not based on the Company's general incentive award program but, under the terms of his employment contract, on the following separate goals approved by the Committee related to the startup of PMDC operations: the development of financial controls and investment guidelines; the establishment of a marketing plan; the preparation of a financial plan; and adequate executive and professional staffing. In addition, the Committee granted Mr. Fagan a long-term incentive award equal to 30.5% of his base salary ( 1/3 in cash and 2/3 in restricted stock).
/6/ Effective September 25, 1995, Mr. Richard S. Barton resigned from the
    Company's Board of Directors. Mr. Robertson replaced Mr. Barton on the Committee.

INDEPENDENT AUDITORS

  Upon the recommendation of Resources' Audit Committee, which is composed of directors who are not Company employees, the Board of Directors of Resources appointed Price Waterhouse LLP to serve as independent auditors for the year ending December 31, 1996, for Resources and its subsidiaries, including the Company. This appointment is subject to reconsideration by the Board if it is not ratified by the Shareowners of Resources.

  Deloitte & Touche LLP ("Deloitte") served as independent auditors of the Company for the year ended December 31, 1994. Based upon a recommendation of its Audit Committee, the Board of Directors of the Company decided on January 25, 1995 that Deloitte would not be retained as the Company's independent auditors for the year ended December 31, 1995. Deloitte's reports on the Company's financial statements for the fiscal years ended December 31, 1993 and 1994, did not contain any adverse opinion of disclaimer of opinion, nor were the reports modified or qualified in any manner. During the period of such two fiscal years and during the period from December 31, 1994 through January 25, 1995, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During such periods, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission.

MISCELLANEOUS

  The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the Shareowners should arise, it is intended that the persons named as proxies will vote in accordance with their best judgment.

METHOD AND EXPENSE OF SOLICITATION OF PROXIES

  The cost of soliciting proxies on behalf of the Board of Directors will be paid by the Company. In addition to the solicitation by mail, a number of regular employees may solicit proxies in person or by telephone, telegraph or facsimile. Brokers, dealers, banks and their nominees who hold shares for the benefit of others will be asked to send proxy material to the beneficial owners of the shares, and the Company will reimburse them for their expenses.

PROPOSALS FOR 1997 ANNUAL MEETING

  To be included in the proxy material for the 1997 Annual Meeting, any proposal intended to be presented at that meeting by a Shareowner must be received by the Secretary no later than November 15, 1996.

ANNUAL FINANCIAL STATEMENTS

  The Company's annual financial statements and related management discussion are appended to this document.

                                      By Order of the Board of Directors.
                                            Robert J. Grey
                                            Secretary

March 15, 1996

                                                     [LOGO OF PP&L APPEARS HERE]

                                              PENNSYLVANIA POWER & LIGHT COMPANY
                                                              1995 ANNUAL REPORT
                                                                  TO SHAREOWNERS

                                    CONTENTS

                                                                            PAGE
                                                                            ----
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  A- 1
Independent Auditors' Report..............................................  A-12
Management's Report on Responsibility for Financial Statements............  A-13
Consolidated Statement of Income..........................................  A-14
Consolidated Statement of Cash Flows......................................  A-15
Consolidated Balance Sheet................................................  A-16
Consolidated Statement of Shareowner's Common Equity......................  A-18
Consolidated Statement of Preferred and Preference Stock..................  A-18
Consolidated Statement of Long-Term Debt..................................  A-20
Notes to Financial Statements.............................................  A-21
Selected Financial and Operating Data.....................................  A-38
Executive Officers of PP&L................................................  A-39
Shareowner and Investor Information.......................................  A-40
Quarterly Financial Data..................................................  A-42
Glossary..................................................................  A-43

REVIEW OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PENNSYLVANIA POWER & LIGHT COMPANY

  Terms and abbreviations appearing in the Review of the Financial Condition and Results of Operations are explained in the glossary on pages A-43-A-44.

  In 1995, Resources, which had been a wholly owned subsidiary of PP&L, became the parent holding company of PP&L. At that time, the holders of PP&L common stock became holders of Resources common stock and the stock certificates representing PP&L common stock now represent Resources common stock. At the same time, PMDC, a subsidiary of PP&L, was transferred as a dividend in the amount of $50.9 million from PP&L to become a direct subsidiary of Resources. In the accompanying financial statements, for comparability purposes, the dividend of PMDC was reported retroactive to March 1994 when PMDC was formed as a subsidiary.

RESULTS OF OPERATIONS

EARNINGS

  Earnings available to Resources were $324 million in 1995, $215 million in 1994 and $314 million in 1993. The following table highlights the major items that impacted earnings for each of the years (millions of dollars):

                                                               1995  1994  1993
                                                               ----  ----  ----
Earnings--excluding costs of workforce reduction programs and one-time adjustments........................................  $282  $308  $332
Workforce reduction programs:
  Voluntary early retirement program.........................    38   (43)
  Other......................................................   (20)
One-time adjustments:
  Postretirement benefits other than pensions................    16    (6)
  Disallowance-Susquehanna Unit No. 1 deferred costs.........   (20)
  ECR purchased power costs..................................     6    (9)
  Gain/(loss) on subsidiary coal reserves....................    20   (40)
  ECR settlement.............................................                (9)
  Rate reduction--FERC.......................................                (6)
  Other......................................................     2     5    (3)
                                                               ----  ----  ----
Earnings--reported...........................................  $324  $215  $314
                                                               ====  ====  ====

  The decline in earnings excluding the cost of workforce reduction programs and one-time adjustments for 1995 was primarily due to increases in other operating costs, depreciation for the Susquehanna station and costs billed to PP&L by Resources that were associated with the review of PECO's proposals to acquire Resources. The decline in earnings excluding workforce reduction programs and one-time adjustments for 1994 was primarily due to the increase in depreciation for the Susquehanna station and for postretirement benefits other than pensions.

  Several key initiatives have been put in place to improve financial performance. These initiatives include:

  . A $671 million reduction in PP&L's construction expenditures over the five-year period 1996-2000, including reductions of $93 million and $220 million for 1996 and 1997, respectively. These reductions reflect, among other things, a decision to not install FGD at PP&L's Montour station;

  . A planned $50-$60 million (about 8%) reduction in PP&L's operation and maintenance costs from previously budgeted amounts by the year 2000;

  . Marketing and economic development activities to achieve an average compound annual growth rate of about 2% in sales to PP&L's service area customers through the year 2000; and

  . Except for capital to be provided to PP&L by Resources through sales of Resources' common stock under the DRIP and PP&L's ESOP, PP&L expects to meet all of its construction expenditures and debt maturities through internally generated funds during the five-year period 1996-2000.

  PP&L believes that the PUC Decision and the above initiatives will permit PP&L to increase shareowner value, including growth in earnings, over the long term. Actual sales growth and improvement in earnings and financial performance will depend upon economic conditions, energy consumption, the impact of increasing competition in the electric utility industry, the effects of regulation and other factors. Additionally, PP&L remains committed to a corporate objective of keeping its prices as stable as possible and maintaining customer rates that compare favorably with those of neighboring utilities.

ELECTRIC ENERGY SALES

  Changes in PP&L's electric energy sales were as follows:

                                                               1995      1994
                                                                VS        VS
                                                               1994      1993
                                                             --------  --------
                                                             (MILLIONS OF KWH)
Electric energy sales
  Residential...............................................     (144)      401
  Commercial................................................      232       342
  Industrial................................................      309       437
  Other (including UGI).....................................      (40)       84
                                                             --------  --------
    System sales............................................      357     1,264
  Sales to other major utilities............................    1,368      (835)
  PJM energy sales..........................................     (800)     (983)
                                                             --------  --------
                                                                  925      (554)
                                                             ========  ========

  System, or service area, sales were 32.7 billion kwh in 1995, an increase of 357 million kwh, or 1.1%, over 1994. This increase was primarily due to increased economic activity in central eastern Pennsylvania in 1995. If normal weather had been experienced in both 1995 and 1994, system sales for 1995 would have increased by about 529 million kwh, or 1.7%, over 1994.

  Actual sales to residential customers in 1995 decreased 144 million kwh, or 1.3%, from 1994, while actual sales to residential customers in 1994 increased 401 million kwh, or 3.6%, from 1993. The change in residential sales for both periods was primarily due to the extreme cold weather in early 1994. Under normal weather conditions in both 1995 and 1994, residential sales would have remained essentially unchanged.

  For the period 1992-1995, industrial sales have increased in each quarter as compared to the same quarter in the prior year. Industrial sales are an important indicator of the economic health of PP&L's service area.

  See "Operating Revenues" for more information.

RATE MATTERS

 Base Rate Filing with the PUC

  On September 27, 1995, the PUC issued a final order with respect to the base rate case filed by PP&L on December 30, 1994.

  PP&L's request sought to increase PUC-jurisdictional revenues by $261.6 million, or about 11.7%. The PUC Decision in the rate case granted PP&L a $107 million increase in base rates based on test year conditions. At the same time, PP&L's ECR was reduced by $22 million related to capacity credit sales resulting in a net increase of $85 million, or about 3.8%, in PUC-jurisdictional revenues effective September 28, 1995. A detailed discussion of the PUC Decision is presented in Financial Note 3.

 Energy Cost Rate Issues

  As a result of the PUC Decision, a new ECR, which reflects the roll-in of all test year energy costs into base rates, became effective as of September 28, 1995.

  In April 1994, the PUC reduced PP&L's 1994-95 ECR claim by approximately $15.7 million to reflect costs associated with replacement power during a portion of the time that Unit 1 of the PP&L Susquehanna station was out of service for refueling and repairs. As a result of the PUC's action, PP&L recorded a charge against income in the first quarter of 1994 for the $15.7 million of unrecovered replacement power costs. This charge adversely affected net income by about $9.0 million.

  PP&L filed a complaint with the PUC objecting to the decision to exclude these replacement power costs from the 1994-95 ECR and subsequently reached a settlement with the OTS and other parties to the proceeding on this matter which reduced the disallowed costs by $9.7 million.

  The PUC approved the settlement agreement and in the first quarter of 1995, PP&L recorded a credit to income of $9.7 million.

 Proposed Buyout of Power Purchase Contract

  In February 1996, PP&L signed agreements with Continental to terminate the 1985 power purchase contract under which PP&L purchases up to 100 MW of power from Continental's cogeneration project. The Continental project is a qualifying facility from which PP&L has been required to purchase power under PURPA. In 1985, the PUC approved ECR recovery of the amounts paid to Continental under the power purchase contract. In 1994, Continental filed for protection from creditors under Chapter 11 of the U.S. Bankruptcy Code. Under the February agreements, PP&L would pay Continental $91.2 million over five years to cancel the power purchase contract. Also, Continental agrees to waive its rights under PURPA or similar legislation or regulations to require PP&L to purchase power from the plant in the future.

  The agreements are conditioned upon PUC approval of full recovery of the buyout cost through the ECR and approval of the agreements by the Bankruptcy Court. PP&L will file a petition with the PUC seeking such ECR recovery of the $91.2 million buyout cost over a five-year period. PP&L's request for recovery will state that the buyout would save retail customers approximately $113.6 million over the next 13 years by eliminating the need to buy this power from Continental. At the same time, Continental will file with the Bankruptcy Court for approval of the agreements.

 FERC-Major Utilities' Rates

  In October 1995, the FERC approved PP&L's request to recover postretirement benefits other than pensions through its contractual agreements with other major electric utilities, subject to refund after FERC review. PP&L is billing these utilities their share of postretirement costs other than pensions incurred since January 1993. See Financial Notes 3 and 4 for more details on these contracts.

  In an October 1995 order, the FERC also ordered hearings to evaluate the justness and reasonableness of PP&L's rates in its contractual agreements with JCP&L, Atlantic, BG&E and UGI.

  In January 1996, PP&L filed a request with the FERC to incorporate a change in the method of calculating depreciation in several of its contractual agreements with other major utilities. PP&L also requested to increase its decommissioning rate to reflect the projected cost of decommissioning the Susquehanna station and fossil plants.

  PP&L cannot predict the outcome of these proceedings.

OPERATING REVENUES

  Changes in PP&L's total operating revenues were attributable to the following:

                                                           1995        1994
                                                            VS          VS
                                                           1994        1993
                                                        ----------  ----------
                                                        (MILLIONS OF DOLLARS)
Sales volume & sales mix............................... $     34.5  $     31.3
Weather................................................       (8.4)       10.8
Energy revenues........................................        3.6         1.4
Rate increase..........................................       21.0
Reduction in Pa. CNI rate..............................      (11.9)      (13.6)
Sales to other major utilities & PJM...................       (5.0)      (34.4)
Other..................................................       (7.1)        2.6
                                                        ----------  ----------
                                                        $     26.7  $     (1.9)
                                                        ==========  ==========

  Energy revenues increased $3.6 million in 1995. This increase is the net effect of lower energy revenues of $21.8 million and the effects of regulatory action regarding recovery of certain replacement power costs during 1994 and 1995. See "Rate Matters--Energy Cost Rate Issues" for more details.

  The decrease in 1995 revenues from sales to other major utilities and PJM was due to declining market prices resulting from improved availability of lower cost PJM generation.

  Other revenues in 1995 were lower than 1994 due to the expiration of a long-term contract for capacity credit sales.

  The increase in energy revenues of $1.4 million in 1994 was the net effect of higher energy revenues partially offset by unrecovered replacement power costs. See "Rate Matters--Energy Cost Rate Issues" for more details.

  The decrease in 1994 revenues from sales to other major utilities and PJM was primarily due to lower availability of PP&L's coal-fired units in 1994.

  Tariffs subject to PUC jurisdiction accounted for approximately 84% of PP&L's revenues from energy sales in 1995. The remaining 16% of such revenues resulted from sales regulated by the FERC and PP&L's PJM energy sales.

FUEL EXPENSE

  Fuel expense for 1995 and 1994 decreased by $24.3 million and $33.3 million, respectively, from the prior year. These decreases exclude the write-off of $11 million of deferred retired miners' health care benefits in 1993 and a related credit to expense of $3.6 million in 1994. The decreases in fuel expense were due to:

                                                           1995        1994
                                                            VS          VS
                                                           1994        1993
                                                        ----------  ----------
                                                        (MILLIONS OF DOLLARS)
Decrease due to change in fuel prices.................. $    (19.7) $     (4.8)
Decrease due to fuel mix...............................       (4.6)      (28.5)
                                                        ----------  ----------
                                                        $    (24.3) $    (33.3)
                                                        ==========  ==========

  The decrease in 1995 was attributable to lower use of oil-fired generation due to increased nuclear and coal-fired generation and lower unit fuel costs for nuclear generation. Fuel costs decreased in 1994 due to a 3.5% decrease in total generation primarily due to lower availability of coal-fired generation which resulted in lower sales to PJM and other utilities. Lower fuel costs for off-system sales were partially offset by higher cost oil-fired generation for base load during the first quarter of 1994.

TAXES

  Income tax expense increased $107 million, or 60%, from 1994. This was primarily due to an increase in pre-tax book income of $216 million and a charge of $12 million applicable to the disallowance of Susquehanna Unit No. 1 deferred operating and capital costs. Partially offsetting these increases was an $8.1 million decrease resulting from the reduction of the Pa. CNI rate from 11.99% for 1994 to 9.99% for 1995. See Financial Note 3--"Refund of State Tax Decrease".

OTHER OPERATION, MAINTENANCE AND DEPRECIATION

  Other operating costs increased $30.0 million in 1995 and $26.9 million in 1994. Both periods were impacted by the regulatory effects of accounting for postretirement benefits costs. Excluding these effects, other operating expenses increased $73.8 and $6.6 million, respectively, for 1995 and 1994.

  The increase in 1995 was primarily due to: $31.3 million for PP&L's workforce reductions; $18.4 million for increased efforts for computer support that will increase productivity; $7.9 million due to an increase in the reserve for uncollectible accounts; and $6.2 million of increased leasing costs. See Financial Note 12--"Workforce Reductions" for further information.

  Maintenance expense increased $5.6 million in 1995 and decreased $13.2 million in 1994. In 1995, PP&L incurred a charge of $19.2 million for obsolete and excess inventory at its fossil-fueled and nuclear generating stations. Excluding this write-off, maintenance expense decreased $13.6 million in 1995. The decrease in maintenance expense for 1995 was primarily due to PP&L's continued efforts to reduce costs and achieve longer operating cycles at its generating stations. The decrease in 1994 was the net result of lower costs associated with maintaining PP&L's generating stations in 1994 and a $6.9 million write-off of obsolete and excess inventory at its fossil-fueled generating stations in 1993.

  Depreciation expense increased $34.2 million in 1995 and $29.4 million in 1994. Higher depreciation expense reflected increases associated with the Susquehanna station and the depreciation of new property, plant and equipment placed in service. As a result of the PUC Decision, Susquehanna depreciation applicable to property placed in service prior to January 1, 1989, will be recorded at an annual level of $173 million through 1998 at which time depreciation is scheduled to decline by about $71 million.

  PP&L is continuing its ongoing re-engineering and cost reduction efforts, which are expected to impact the size of its workforce. As a result of these efforts, PP&L announced in the fourth quarter of 1995 that about 300 bargaining unit positions will be eliminated. Although no specific targets have been set, PP&L currently expects that the year-end 1995 level of 6,661 full-time employees will decline to 6,000 or fewer employees over the next few years. As the workforce declines, additional costs may be incurred due to the reductions, in amounts that are not currently determinable.

VOLUNTARY EARLY RETIREMENT PROGRAM

  As part of its continuing efforts to reduce costs, PP&L offered a VERP to 851 employees who were age 55 or older by December 31, 1994. A total of 640 employees elected to retire under the program, at a total cost of $75.9 million. The VERP provided for a lump sum payment based on an employee's years of service, no reduction in retirement benefits for age, and supplemental monthly payments. PP&L recorded the cost of the program as a charge against income in the fourth quarter of 1994, which reduced net income by $43.4 million.

  As a result of the PUC Decision, PP&L was allowed to recover through customer rates the PUC-jurisdictional amount, $65.7 million, of the cost of its VERP over a period of five years. Consequently, PP&L recorded a $37.8 million after-tax credit to income in the third quarter of 1995 to reverse the PUC-jurisdictional portion of the charge for this program that was recorded in the fourth quarter of 1994. The estimated annual savings of $35 million from the program also are included in rates.

SUBSIDIARY COAL RESERVES

  In connection with a 1994 review by PP&L of its non-core business assets, a subsidiary of PP&L initiated an evaluation of the carrying value of its $83.5 million investment in undeveloped coal reserves in western Pennsylvania. Outside appraisal firms completed the evaluation and indicated that due to changing market conditions an impairment of these assets had occurred. Accordingly, the carrying value of this investment was written down to its estimated net realizable value of $9.8 million. This write-down resulted in an after-tax charge to income of $40 million in 1994.

  These reserves were acquired in 1974 with the intention of supplying future coal-fired generating stations. PP&L concluded that it would not develop these reserves. In November 1995, the coal reserves were sold for $52 million, which resulted in a $41.7 million gain, or $20.3 million after-tax.

OTHER INCOME AND DEDUCTIONS--OTHER--NET

  "Other--net" decreased $15.3 million in 1995 and $9.6 million in 1994. The decrease in 1995 was primarily due to $14.5 million of costs billed to PP&L from Resources associated with evaluating and responding to PECO's unsolicited proposals to acquire Resources and an $8.9 million write-off of the Susquehanna Unit No. 1 deferred operating and capital costs that were disallowed in the PUC Decision. The decrease in 1994 was primarily due to a decrease in the income from passive financial investments.

FINANCING COSTS

  In 1995, PP&L continued to take advantage of opportunities to reduce its financing costs by retiring long-term debt with the proceeds from the sales of securities at a lower cost. Interest on long-term debt and dividends on preferred and preference stock decreased from $281 million in 1992 to $241 million in 1995, for a total decrease of $40 million.

FINANCIAL CONDITION

REDUCTION IN CAPITAL EXPENDITURE REQUIREMENTS

  The following schedule shows PP&L's current capital expenditure projections for the years 1996-2000 and reflects a $671 million reduction in capital expenditures from previously budgeted amounts over the period 1996 through 2000.

CAPITAL EXPENDITURE REQUIREMENTS (A)

                                                               PROJECTED
                                                 ACTUAL ------------------------
                                                  1995  1996 1997 1998 1999 2000
                                                 ------ ---- ---- ---- ---- ----
                                                      (MILLIONS OF DOLLARS)
Construction expenditures
  Generating facilities.........................  $100  $ 80 $ 63 $ 68 $ 56 $ 61
  Transmission and distribution facilities......   166   146  140  142  145  150
  Environmental.................................    34    33   25   33   25    3
  Other.........................................    55    49   30   22   18   17
                                                  ----  ---- ---- ---- ---- ----
                                                   355   308  258  265  244  231
Nuclear fuel owned and leased...................    46    88   62   62   63   64
Other leased property...........................    28     7    7    7    8    8
                                                  ----  ---- ---- ---- ---- ----
    Total.......................................  $429  $403 $327 $334 $315 $303
                                                  ====  ==== ==== ==== ==== ====

-------
(a) Construction expenditures include AFUDC which is expected to be less than $20 million in each of the years 1996-2000.

  A significant portion of the reduction in construction expenditures from the amounts projected in 1995 reflects PP&L's decision to not install FGD--at an estimated capital cost of $413 million--on the two generating units at the Montour station. Instead of relying on the FGD to achieve compliance with the Phase II requirements of the Clean Air Act, PP&L plans to purchase low sulfur coal, utilize banked emission allowances and purchase additional emission allowances.

  PP&L also has reduced its projected construction expenditures for transmission and distribution facilities during this period by about $120 million and reduced its expenditures for capital improvements at fossil-fueled and hydro generating stations by $78 million from the previous estimate.

FINANCING AND LIQUIDITY

  Net cash provided by operating activities for 1995 was essentially unchanged and decreased $59.6 million in 1994. The decrease in 1994 was primarily due to lower earnings, increases in income tax payments, higher fuel inventories and a reduction in accounts payable.

  Net cash used in investing activities was $146.5 million lower in 1995 than 1994. This decrease was due primarily to lower construction expenditures and the proceeds from the sale of coal reserves. Net cash used in investing activities was $28.8 million higher in 1994 than 1993 due to higher construction expenditures.

  For the years 1993-1995, PP&L issued $1.8 billion of long-term debt and $380 million of preferred stock. For the same period, PP&L received a total of $137 million from issuing common stock or receiving capital contributions from Resources. Proceeds from security sales and capital contributions were used to retire $1.6 billion of long-term debt and $463 million of preferred and preference stock to lower PP&L's financing costs, reduce short-term debt and finance construction expenditures. During the years 1993-1995, PP&L also incurred $220 million of obligations under capital leases (primarily nuclear fuel). In 1995, PP&L sold $55 million principal amount of first mortgage bonds, issued $36 million of common stock, and received $25 million in capital contributions from Resources. Of the $25 million, $18 million was applicable to proceeds received through its DRIP and the remaining $7 million issued to PP&L's ESOP. During the year, PP&L retired $140 million of long-term debt.

  PP&L anticipates the issuance of $116 million of unsecured notes in early 1996 in order to redeem higher-cost bonds through the maintenance and replacement fund provisions of PP&L's Mortgage.

  PP&L expects to receive capital contributions from Resources related to PP&L's ESOP through about 2000, with expected proceeds of about $8 million annually. Other capital contributions from Resources are dependent on the amount of common equity capital obtained by Resources and its allocation of that capital to all of its subsidiaries.

  Except for capital contributions received from Resources, PP&L expects that internally generated funds (after provision for dividends and capital lease payments) will be adequate to meet its capital requirements and its $415 million of debt maturities for the years 1996-2000. PP&L has no preferred stock sinking fund requirements during 1996-2000.

  To enhance financing flexibility, a $250 million revolving credit arrangement is maintained with a group of banks and is used principally as a back-up for PP&L's commercial paper. In addition, $45 million in credit arrangements are maintained with a group of banks to provide back-up for PP&L's commercial paper and short-term borrowings of certain of its subsidiaries. No borrowings were outstanding at December 31, 1995 under these arrangements. See Financial Note 10 for further information.

FINANCIAL INDICATORS

  PP&L earned a 13.10% return on average common equity during 1995, an increase from the 8.83% earned in 1994. The ratio of PP&L pre-tax income to interest charges increased from 2.7 in 1994 to 3.6 in 1995.

ENVIRONMENTAL MATTERS

 Air

  The Clean Air Act deals, in part, with acid rain under Title IV, attainment of federal ambient ozone standards under Title I, and toxic air emissions under Title III. The acid rain provisions specified Phase I sulfur dioxide emission limits for about 55% of PP&L's coal-fired generating capacity by January 1995, and more stringent Phase II sulfur dioxide emission limits for all of PP&L's fossil-fueled generating units by January 2000. PP&L has complied with the Phase I acid rain provisions under Title IV. To meet the Phase II limits, PP&L plans to purchase lower sulfur coal, utilize banked emission allowances and purchase additional emission allowances instead of relying on FGD. PP&L's decision not to install FGD, with an estimated capital cost of $413 million, on the two generating units at the Montour station represents a significant reduction in previously planned capital expenditures. PP&L filed applications for Phase II permits for its fossil-fuel fired plants in December 1995. The permit applications state that PP&L will comply with applicable requirements and obtain emission allowances for each ton of sulfur dioxide emitted.

  PP&L has met the initial requirements under Title I to install reasonably available control technology to reduce nitrogen oxide emissions. An additional two-phase reduction in nitrogen oxides from pre-Clean Air Act levels has been proposed for the area where PP&L's plants are located, a 55% reduction by May 1999 and a 75% reduction by 2003, unless scientific studies expected to be completed by 1997 indicate a different reduction is appropriate. The reductions would be required during a five-month ozone season from May through September. Expenditures to meet the 1999 requirements are included in the table of projected construction expenditures in "Financial Condition-- Reduction in Capital Expenditure Requirements".

  In addition to acid rain and ambient ozone attainment provisions, the clean air legislation requires the EPA to conduct a study of hazardous air emissions from power plants. EPA is also studying the health effects of fine particulates which are emitted from power plants and other sources. Adverse findings from either study could cause the EPA to mandate additional ultra high efficiency particulate removal baghouses or specialized flue gas scrubbing to remove certain vaporous trace metals and certain gaseous emissions.

  PP&L currently estimates that additional capital expenditures and operating costs for environmental compliance under the Clean Air Act will be incurred beyond 2000 in amounts which are not now determinable but could be material.

  The Pennsylvania Air Pollution Control Act implements the Clean Air Act. The state legislation essentially requires that new state air emission standards be no more stringent than federal standards. This legislation is not expected to significantly affect PP&L's plans for compliance with the Clean Air Act.

  The PUC's policy regarding the trading and usage of, and the ratemaking treatment for, emission allowances by Pennsylvania electric utilities provides, among other things, that the PUC will not require approval of specific transactions and that the cost of allowances will be recognized as energy-related power production expenses and recoverable through the ECR.

 Water and Residual Waste

  The DEP regulations governing the handling and disposal of industrial (or residual) solid waste require PP&L to upgrade and repermit existing ash basins at all of its coal-fired generating stations by applying updated standards for waste disposal. Ash basins that cannot be repermitted are required to close by July 1997. Any groundwater contamination caused by the basins must also be addressed. Any new ash disposal facility must meet the rigid siting and design standards set forth in the regulations. In addition, the siting of future facilities could be affected.

  To address the DEP regulations, PP&L is moving forward with its plan to install dry fly ash handling systems at the Brunner Island, Sunbury and Holtwood stations similar to Montour's facilities. Dry fly ash handling provides new opportunities for its beneficial use as opposed to disposing of it on-site.

  Groundwater degradation related to fuel oil leakage from underground facilities and seepage from coal refuse disposal areas and coal storage piles has been identified at several PP&L generating stations. Many requirements of the DEP regulations address these groundwater degradation issues. PP&L has reviewed its remedial action plans with the DEP. Remedial work is substantially completed at two generating stations. At this time, there is no indication that remedial work will be required at other PP&L generating stations.

  The DEP regulations to implement the toxic control provisions of the Federal Water Quality Act of 1987 and to advance Pennsylvania's toxic control program authorize the DEP to use both biomonitoring and a water quality-based chemical-specific approach in the NPDES permits to control toxics. The current Montour station NPDES permit contains stringent limits for certain toxic metals and increased monitoring requirements. Toxic reduction studies are being conducted at the Montour station before the permit limits become effective. Depending on the results of the studies, additional water treatment facilities may be needed at the Montour station. Improvements and upgrades are being planned for the Sunbury, Brunner Island and Holtwood stations' waste water treatment systems to meet the anticipated NPDES permit requirements.

  Capital expenditures through 2000 to comply with the residual waste regulations, correct groundwater degradation at fossil-fueled generating stations and address waste water control at PP&L facilities, are included in the table of construction expenditures in "Financial Condition--Reduction in Capital Expenditure Requirements". PP&L currently estimates that about $68 million of additional capital expenditures could be required in 2000 and beyond. Actions taken to correct groundwater degradation, to comply with the DEP's regulations and to address waste water control are also expected to result in increased operating costs in amounts which are not now determinable but could be material.

 Superfund and Other Remediation

  PP&L has signed a consent order with the DEP to address a number of sites where PP&L may be liable for remediation of contamination. This may include potential PCB contamination at certain of PP&L's substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned and operated by PP&L; and oil or other contamination which may exist at some of PP&L's former generating facilities. As a current or past owner or operator of these sites, PP&L may be liable under Superfund or other laws for the costs associated with addressing any hazardous substances at these sites.

  These sites have been prioritized based upon a number of factors, including any potential human health or environmental risk posed by the site, the public's interest in the site, and PP&L's plans for the site. Under the consent order, PP&L will not be required to spend more than $5 million per year on investigation and remediation at those sites covered by the consent order. PP&L will not be required to spend additional money under the consent order in any year that its total remediation costs for sites both within and outside the scope of the consent order exceeds $5 million.

  At December 31, 1995, PP&L had accrued $11.2 million, representing the amount PP&L can reasonably estimate it will have to spend to remediate sites involving the removal of hazardous or toxic substances including those covered by the consent order mentioned above. PP&L is involved in several other sites where it may be required, along with other parties, to contribute to such remediation. Some of these sites have been listed by the EPA under Superfund, and others may be candidates for listing at a future date. Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs which PP&L cannot estimate at this time. In addition, certain federal and state statutes, including Superfund and the Pennsylvania Hazardous Sites Cleanup Act, empower certain governmental agencies, such as the EPA and the DEP, to seek compensation from the responsible parties for the lost value of damaged natural resources. The EPA and the DEP may file such compensation claims against the parties, including PP&L, held responsible for cleanup of such sites. Such natural resource damage claims against PP&L could result in material additional liabilities.

 Electric and Magnetic Fields

  Concerns have been expressed by some members of the scientific community and others regarding the potential health effects of EMFs. These fields are emitted by all devices carrying electricity, including electric transmission and distribution lines and substation equipment. Federal, state and local officials are focusing increased attention on this issue. PP&L is actively participating in the current research effort to determine whether EMFs cause any human health problems and is taking steps to reduce EMFs, where practical, in the design of new transmission and distribution facilities. PP&L is unable to predict what effect the EMF issue might have on PP&L operations and facilities and the associated cost.

 Subsidiary Issues

  In June 1995, the DEP ordered a subsidiary to abate seepage allegedly discharged from a mine formerly operated by that subsidiary. The subsidiary currently does not believe that it is responsible for this seepage and has appealed the order to DEP's Environmental Hearing Board, which has scheduled evidentiary hearings on the matter. A consultant has been hired to perform additional testing to determine the source of the seepage. If no connection exists between the mine water and the seepage, no abatement is required. However, if abatement ultimately is required, the subsidiary may be responsible for an extensive and protracted program to pump water from the mine at a cost which could be material.

 Other Environmental Matters

  In addition to the issues discussed above, PP&L may be required to modify, replace or cease operating certain of its facilities to comply with other statutes, regulations and actions by regulatory bodies involving environmental matters, including the areas of water and air quality, hazardous and solid waste handling and disposal and toxic substances. As a result, PP&L may also incur material capital expenditures and operating expenses in amounts which are not now determinable.

URANIUM ENRICHMENT DECONTAMINATION AND DECOMMISSIONING FUND

  The Energy Act established the D&D Fund and provides for an assessment on domestic utilities with nuclear power operations, including PP&L. Assessments are based on the amount of uranium a utility had processed for enrichment prior to enactment of the Energy Act and the assessments are expected to be paid to the D&D Fund by such utilities over a 15-year period. Amounts paid to the D&D Fund are to be used for the ultimate decontamination and decommissioning of the DOE's uranium enrichment facilities. The Energy Act states that the assessment shall be deemed a necessary and reasonable current cost of fuel and shall be fully recoverable in rates in all jurisdictions in the same manner as the utility's other fuel costs.

  As of December 31, 1995, PP&L's recorded liability for its total assessment amounted to about $29.7 million. The liability is subject to adjustment for inflation. The corresponding charge to expense was deferred because PP&L includes its annual payments to the D&D Fund in the ECR which is in PP&L's PUC tariffs and in the fuel adjustment clause which is in PP&L's FERC tariffs. As a result, the assessment does not affect net income.

NEW ACCOUNTING STANDARDS

  Effective January 1, 1996, PP&L adopted SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 requires a company to review certain assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an asset is determined to be impaired, an impairment loss is recognized. PP&L does not anticipate any impairment as a result of adopting SFAS 121.

  Also effective January 1, 1996, PP&L adopted SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 addresses the recommended accounting and required disclosures for stock-based employee compensation plans, which include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. PP&L's current accounting for restricted stock awards conforms to the requirements as defined in SFAS 123.

  The adoption of SFAS 121 and 123 will not have a significant impact on net income.

INCREASING COMPETITION

  The electric utility industry, including PP&L, has experienced and will continue to experience a significant increase in the level of competition in the energy supply market. The Energy Act amended the Public Utility Holding Company Act of 1935 to create a new class of independent power producers, and amended the Federal Power Act to provide open access to electric transmission systems for wholesale transactions. In response to this increased competition, PP&L has undertaken strategic initiatives to improve financial performance and enhance its competitive position. See "Earnings" for a discussion of these initiatives.

 PUC Investigation on Competition

  In May 1994, the PUC ordered a generic investigation to examine the role of competition in Pennsylvania's electric utility industry. The purpose of the investigation is to solicit input regarding the potential impact of competition on the state's electric utilities and their customers. The first phase of the investigation gathered and analyzed data at both the wholesale and retail levels of the electric utility industry. Interested parties filed written comments addressing the following specific topics: issues and impact of wheeling, consumer issues, safety and reliability, the impact of market structure changes and legal issues. PP&L submitted comments in response to the PUC order.

  The second phase of the investigation involves hearings to accept testimony from interested parties. These hearings, which began in December 1995, are presided over by the PUC Commissioners and an Administrative Law Judge. In January 1996, PP&L testified before this panel to express support for full customer choice of their energy supplier for all customer classes. PP&L will be involved in efforts to encourage a smooth transition to full competition. PP&L believes that this transition to full competition should allow for the recovery of a utility's stranded investments, which are those costs incurred by a utility because of federal or state regulatory requirements and, also, any portion of prudent investments made in generating facilities which would not be recoverable in a competitive market.

 Open Access and Stranded Costs

  In March 1995, the FERC issued a NOPR, primarily dealing with open access to transmission lines and recovery of stranded costs. If adopted as proposed, the NOPR would require all utilities to file open access tariffs available to all wholesale sellers and buyers of electricity. The tariffs must offer point-to-point and network services, as well as ancillary services. A utility would have to offer these services to all eligible wholesale customers on a basis comparable to the services the utility provides to itself. A utility must take service under its transmission access tariff for its own wholesale sales and purchases. The NOPR would not affect existing transmission agreements.

  The NOPR also provides that utilities are entitled to recover all "legitimate, prudent and verifiable stranded costs" incurred as a result of rendering transmission services pursuant to their tariffs. The FERC proposes to provide recovery mechanisms for wholesale stranded costs, including stranded costs resulting from municipalization. The NOPR contains filing requirements for utilities to seek recovery of wholesale stranded costs. Wholesale contracts signed after July 11, 1994 must contain explicit provisions authorizing recovery of stranded costs. For contracts signed before this date, a utility may seek recovery if it can show that it had a reasonable expectation of continuing to serve the customer after the contract term and that it has made reasonable efforts to mitigate any stranded costs. PP&L's contracts with its 18 FERC wholesale customers were signed before July 11, 1994.

  The states have responsibility for adopting policies concerning recovery of stranded costs resulting from retail wheeling transactions. Under the NOPR, the FERC will assert jurisdiction over such costs only if the states lack authority to deal with stranded costs.


  Initial comments on the open access and stranded cost recovery portions of the NOPR were due in August 1995. PP&L filed comments on the NOPR. The FERC is expected to issue a final ruling on the NOPR in 1996.

 PJM Proposed Restructuring Plan

  In November 1995, all but one PJM company supported the plan that PJM presented to the FERC to increase competition in the region. The other company presented a separate plan. The PJM plan would offer to all generators and wholesale buyers of electricity a PJM Pool-wide energy market and open access to Pool-wide high-voltage transmission lines.

  The PJM plan contains a number of key components, including: 1) new Pool-wide transmission tariffs to provide open access, comparable service to all wholesale customers; 2) implementation of a regional energy market with price-based dispatch, open to all wholesale bulk power buyers and sellers; and 3) an Independent System Operator to administer Pool operations and transmission service, and to operate the regional energy market.

  The PJM plan is designed to further develop a truly competitive wholesale market with broader participation. The PJM companies propose to submit a comprehensive filing to the FERC for approval in May 1996, with implementation of the new structure by the end of 1996.

PROPOSED ACQUISITION BY PECO ENERGY COMPANY

  In August 1995, PECO publicly announced a proposal to acquire Resources. In September 1995, Resources' Board of Directors, after due consideration and review of the proposal, unanimously voted to reject the proposal. The Board concluded that the proposal was not in the best interests of Resources, its shareowners, customers, employees or the communities it serves.

  In October 1995, PECO made a revised acquisition proposal for consideration by Resources' Board. PECO stated that the revised proposal was its "final offer." On November 1, 1995, Resources' Board, after a comprehensive analysis, unanimously voted to reject the revised proposal. The Board concluded that the revised proposal was not in the best interests of Resources and its shareowners, customers, employees or the communities it serves. Later that same day, PECO withdrew its proposal to acquire Resources and stated that it would take no further action to pursue such a transaction.

INDEPENDENT AUDITORS' REPORT

To the Shareowners and Board of Directors of Pennsylvania Power & Light Company

  In our opinion, the accompanying consolidated balance sheet and consolidated statements of preferred and preference stock and long-term debt as of December 31, 1995, and the related consolidated statements of income, cash flows and shareowner's common equity for the year ended December 31, 1995 present fairly, in all material respects, the consolidated financial position of Pennsylvania Power & Light Company and its subsidiaries, and their consolidated results of operations and cash flows in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The consolidated financial statements of Pennsylvania Power & Light Company for the years ended December 31, 1994 and 1993, prior to restatement (not presented separately herein), were audited by other independent accountants whose report dated February 3, 1995 expressed an unqualified opinion on those financial statements.

  As discussed in Note 1 to the consolidated financial statements, effective April 27, 1995, PP&L Resources, Inc., which had been a wholly-owned subsidiary of the Company, became the parent holding company of the Company. The accompanying consolidated financial statements reflect this reorganization on a retroactive basis. We have audited the adjustments that were applied to restate the Company's 1994 and 1993 consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied to the Company's 1994 and 1993 consolidated financial statements.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
Philadelphia, Pennsylvania
February 1, 1996

MANAGEMENT'S REPORT ON RESPONSIBILITY FOR FINANCIAL STATEMENTS

  The management of Pennsylvania Power & Light Company is responsible for the preparation, integrity and objectivity of the consolidated financial statements and all other sections of this annual report. The financial statements were prepared in accordance with generally accepted accounting principles and the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission. In preparing the financial statements, management makes informed estimates and judgments of the expected effects of events and transactions based upon currently available facts and circumstances. Management believes that the financial statements are free of material misstatement and present fairly the financial position, results of operations and cash flows of PP&L.

  PP&L's consolidated financial statements have been audited by Price Waterhouse LLP (Price Waterhouse), independent certified public accountants, whose report with respect to the financial statements appears on page A-12. Price Waterhouse's appointment as auditors was previously ratified by the shareowners. Management has made available to Price Waterhouse all PP&L's financial records and related data, as well as the minutes of shareowners' and directors' meetings. Management believes that all representations made to Price Waterhouse during its audit were valid and appropriate.

  PP&L maintains a system of internal control designed to provide reasonable, but not absolute, assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The concept of reasonable assurance recognizes that the cost of a system of internal control should not exceed the benefits derived and that there are inherent limitations in the effectiveness of any system of internal control.

  Fundamental to the control system is the selection and training of qualified personnel, an organizational structure that provides appropriate segregation of duties, the utilization of written policies and procedures and the continual monitoring of the system for compliance. In addition, PP&L maintains an internal auditing program to evaluate PP&L's system of internal control for adequacy, application and compliance. Management considers the internal auditors' and Price Waterhouse's recommendations concerning its system of internal control and has taken actions which are believed to be cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that PP&L's system of internal control is adequate to accomplish the objectives discussed in this report.

  The Board of Directors, acting through Resources' Audit Committee, oversees management's responsibilities in the preparation of the financial statements. In performing this function, the Audit Committee, which is composed of four independent directors, meets periodically with management, the internal auditors and the independent certified public accountants to review the work of each. The independent certified public accountants and the internal auditors have free access to Resources' Audit Committee and to the Board of Directors, without management present, to discuss internal accounting control, auditing and financial reporting matters.

  Management also recognizes its responsibility for fostering a strong ethical climate so that PP&L's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in PP&L's Standards of Integrity, which is publicized throughout PP&L. The Standards of Integrity addresses: the necessity of ensuring open communication within PP&L; potential conflicts of interest; proper procurement activities; compliance with all applicable laws, including those relating to financial disclosure; and the confidentiality of proprietary information. PP&L maintains a systematic program to assess compliance with these policies.

/s/ William F. Hecht

William F. Hecht
Chairman, President and Chief Executive Officer

/s/ R. E. Hill

R. E. Hill
Senior Vice President--Financial

CONSOLIDATED STATEMENT OF INCOME
PENNSYLVANIA POWER & LIGHT COMPANY AND SUBSIDIARIES
(THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                               1995      1994(A)       1993
                                            ----------  ----------  ----------
OPERATING REVENUES (NOTES 1, 2, 3 AND 4)... $2,751,798  $2,725,099  $2,727,002
                                            ----------  ----------  ----------
OPERATING EXPENSES
Operation
  Fuel.....................................    438,229     458,932     506,900
  Power purchases..........................    290,940     287,316     278,800
  Other....................................    517,461     487,431     460,482
Maintenance................................    185,555     179,992     193,242
Depreciation (Notes 1 and 9)...............    302,237     288,759     271,390
Amortized depreciation (Notes 1 and 9).....     47,007      26,258      14,249
Income taxes (Note 5)......................    261,620     218,229     235,164
Taxes, other than income (Note 5)..........    200,634     201,161     203,967
Voluntary early retirement program (Note
 12).......................................    (65,661)     75,859
                                            ----------  ----------  ----------
                                             2,178,022   2,223,937   2,164,194
                                            ----------  ----------  ----------
OPERATING INCOME...........................    573,776     501,162     562,808
                                            ----------  ----------  ----------
OTHER INCOME AND (DEDUCTIONS)
Allowance for equity funds used during
 construction (Note 1).....................      4,164       4,686       7,981
Income tax credits (expense) (Notes 5 and
 14).......................................    (25,410)     38,437       1,280
Gain (loss) on subsidiary coal reserves
 (Note 14).................................     41,622     (73,670)
Other--net.................................    (16,176)       (915)      8,700
                                            ----------  ----------  ----------
                                                 4,200     (31,462)     17,961
                                            ----------  ----------  ----------
INCOME BEFORE INTEREST CHARGES.............    577,976     469,700     580,769
                                            ----------  ----------  ----------
INTEREST CHARGES
Long-term debt.............................    213,413     214,390     225,800
Short-term debt and other..................     20,387      20,259      14,443
Allowance for borrowed funds used during
 construction and interest capitalized
 (Note 1)..................................     (7,908)     (8,392)     (7,600)
                                            ----------  ----------  ----------
                                               225,892     226,257     232,643
                                            ----------  ----------  ----------
NET INCOME.................................    352,084     243,443     348,126
Dividends on Preferred and Preference
 Stock.....................................     27,768      28,405      33,885
                                            ----------  ----------  ----------
EARNINGS AVAILABLE TO PP&L RESOURCES,
 INC. ..................................... $  324,316  $  215,038  $  314,241
                                            ==========  ==========  ==========
-------

(a) Restated to reflect the retroactive dividend of PMDC to Resources, as described in Financial Note 1.

See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
PENNSYLVANIA POWER & LIGHT COMPANY AND SUBSIDIARIES
(THOUSANDS OF DOLLARS)

                                                  1995      1994(A)     1993
                                                ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................... $ 352,084  $ 243,443  $ 348,126
Adjustments to reconcile net income to net
 cash provided by operating activities
  Depreciation.................................   351,478    317,287    289,055
  Amortization of property under capital
   leases......................................    79,160     86,271     83,868
  Amortization of contract settlement proceeds
   and deferred cost of power plant spare
   parts.......................................   (37,538)   (37,793)   (38,602)
  Deferred income taxes and investment tax
   credits.....................................    15,758    (70,336)    12,229
  Voluntary early retirement program...........   (65,661)    75,859
  Write down of coal reserves..................               73,670
  Change in current assets and current
   liabilities
    Unbilled and refundable electric revenues..    (2,367)    31,365    (10,291)
    Fuel inventories...........................    43,312    (29,843)    46,672
    Accounts payable...........................   (17,460)   (25,579)     9,991
    Other......................................    (8,156)   (10,239)    11,441
  Other operating activities--net..............   (14,877)    56,042     17,244
                                                ---------  ---------  ---------
     Net cash provided by operating activities    695,733    710,147    769,733
                                                ---------  ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES
Property, plant and equipment expenditures.....  (402,789)  (505,029)  (487,836)
Proceeds from sales of nuclear fuel to trust...    44,410     35,790     63,431
Proceeds from sale of coal reserves............    52,000
Purchases of available-for-sale securities.....   (81,458)   (95,091)
Sales and maturities of available-for-sale
 securities....................................    79,774     89,552
Net purchases and sales of other financial
 investments...................................     2,295      7,662       (705)
Other investing activities--net................     5,147     20,032      6,825
                                                ---------  ---------  ---------
     Net cash used in investing activities.....  (300,621)  (447,084)  (418,285)
                                                ---------  ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt.....................    55,000    918,750    850,000
Issuance of common stock and capital
 contribution from parent......................    60,586     69,744      6,635
Issuance of preferred stock....................               80,000    300,000
Retirement of long-term debt...................  (140,250)  (637,350)  (809,000)
Retirement of preferred and preference stock...             (120,000)  (342,837)
Payments on capital lease obligations..........   (79,160)   (86,271)   (83,868)
Common, preferred and preference dividends
 paid..........................................  (289,745)  (283,650)  (284,642)
Dividends for capitalization of PMDC...........              (50,000)
Net increase (decrease) in short-term debt.....    14,977   (128,092)    42,912
Costs associated with issuance and retirement
 of securities.................................   (10,286)   (25,317)   (37,448)
Other financing activities--net................       (39)       (39)       (39)
                                                ---------  ---------  ---------
     Net cash used in financing activities.....  (388,917)  (262,225)  (358,287)
                                                ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...................................     6,195        838     (6,839)
Cash and Cash Equivalents at Beginning of
 Period........................................     9,109      8,271     15,110
                                                ---------  ---------  ---------
Cash and Cash Equivalents at End of Period..... $  15,304  $   9,109  $   8,271
                                                =========  =========  =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
  Cash paid during the year for Interest (net
   of amount capitalized).....................  $ 217,785  $ 200,140  $ 205,090
  Income taxes................................  $ 257,648  $ 264,198  $ 221,049
-------

(a) Restated to reflect the retroactive dividend of PMDC to Resources, as described in Financial Note 1.

See accompanying Notes to Financial Statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31
PENNSYLVANIA POWER & LIGHT COMPANY AND SUBSIDIARIES
(THOUSANDS OF DOLLARS)

                                                          1995       1994 (A)
                                                       -----------  -----------
ASSETS
PROPERTY, PLANT AND EQUIPMENT
Electric utility plant in service--at original cost..  $ 9,637,401  $ 9,306,519
  Accumulated depreciation (Notes 1 and 9)...........   (3,113,374)  (2,871,129)
  Deferred depreciation (Notes 1 and 9)..............      209,330      256,021
                                                       -----------  -----------
                                                         6,733,357    6,691,411
Construction work in progress--at cost...............      170,446      211,288
Nuclear fuel owned and leased--net of amortization
 (Note 8)............................................      133,447      143,591
Other leased property--net of amortization (Note 8)..       84,575       80,385
                                                       -----------  -----------
  Electric utility plant--net........................    7,121,825    7,126,675
Other property--net of depreciation, amortization and
 depletion (1995, $55,628; 1994, $54,199) (Note 14)..       57,120       67,850
                                                       -----------  -----------
                                                         7,178,945    7,194,525
                                                       -----------  -----------
INVESTMENTS
Associated company--at equity (Note 1)...............       17,169       17,088
Nuclear plant decommissioning trust fund (Notes 1 and
 6)..................................................      109,400       87,490
Financial investments (Notes 1 and 7)................      132,270      118,115
Other--at cost or less (Note 7)......................        8,673        8,654
                                                       -----------  -----------
                                                           267,512      231,347
                                                       -----------  -----------
CURRENT ASSETS
Cash and cash equivalents (Note 1)...................       15,304        9,109
Marketable securities (Notes 1 and 7)................       55,218       52,544
Accounts receivable (less reserve: 1995, $34,911;
 1994, $29,083)
  Customers..........................................      197,071      189,771
  Other..............................................       13,233       14,000
Unbilled revenues....................................       92,139       88,668
Fuel (coal and oil)--at average cost.................       82,233      125,545
Materials and supplies--at average cost..............      108,052      123,630
Prepayments..........................................       10,395       11,015
Deferred income taxes (Note 5).......................       41,889       27,524
Other................................................       30,967       26,916
                                                       -----------  -----------
                                                           646,501      668,722
                                                       -----------  -----------
DEFERRED DEBITS
Taxes recoverable through future rates (Notes 5 and
 9)..................................................    1,002,902      986,292
Other (Notes 1, 3, 5, 9, 11 and 12)..................      327,935      239,796
                                                       -----------  -----------
                                                         1,330,837    1,226,088
                                                       -----------  -----------
                                                       $ 9,423,795  $ 9,320,682
                                                       ===========  ===========
-------

(a) Restated to reflect the retroactive dividend of PMDC to Resources, as described in Financial Note 1.

See accompanying Notes to Financial Statements.

                               1995      1994 (A)
       LIABILITIES          ----------  ----------
CAPITALIZATION
Common equity
  Common stock............  $1,476,048  $1,440,527
  Additional paid-in capi-
   tal....................      25,065
  Earnings reinvested.....   1,033,900     973,230
  Capital stock expense
   and other..............      (7,117)    (10,112)
                            ----------  ----------
                             2,527,896   2,403,645
                            ----------  ----------
Preferred stock
  With sinking fund re-
   quirements.............     295,000     295,000
  Without sinking fund re-
   quirements.............     171,375     171,375
Long-term debt............   2,828,728   2,940,750
                            ----------  ----------
                             5,822,999   5,810,770
                            ----------  ----------
CURRENT LIABILITIES
Commercial paper (Note
 10)......................      68,000      64,000
Bank loans (Note 10)......      21,145      10,168
Long-term debt due within
 one year.................      30,000          39
Capital lease obligations
 due within one year (Note
 8).......................      81,017      73,682
Accounts payable..........     128,263     145,723
Taxes accrued.............      48,220      46,907
Interest accrued..........      65,499      63,958
Dividends payable.........      73,379      71,710
Other.....................      86,091     101,924
                            ----------  ----------
                               601,614     578,111
                            ----------  ----------
DEFERRED CREDITS AND OTHER
 NONCURRENT LIABILITIES
Deferred investment tax
 credits (Note 5).........     219,250     230,064
Deferred income taxes
 (Note 5).................   2,106,535   2,046,869
Capital lease obligations
 (Note 8).................     138,624     151,083
Other (Notes 1, 3, 6 and
 11)......................     534,773     503,785
                            ----------  ----------
                             2,999,182   2,931,801
                            ----------  ----------
COMMITMENTS AND CONTINGENT
 LIABILITIES (NOTE 15)....
                            ----------  ----------
                            $9,423,795  $9,320,682
                            ==========  ==========

See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF SHAREOWNER'S COMMON EQUITY
PENNSYLVANIA POWER & LIGHT COMPANY AND SUBSIDIARIES

(THOUSANDS OF DOLLARS)

                          COMMON STOCK OUTSTANDING
                          ------------------------
                                                   ADDITIONAL
                                                    PAID-IN    EARNINGS    CAPITAL STOCK
                           SHARES (A)    AMOUNT     CAPITAL   REINVESTED  EXPENSE & OTHER
                          ------------------------ ---------- ----------  ---------------
BALANCE AT DECEMBER 31,
 1992...................   151,885,335 $ 1,364,148            $1,014,760     $(11,969)
Net income..............                                         348,126
Cash dividends declared
 Preferred stock........                                         (29,065)
 Preference stock.......                                          (4,820)
 Common stock...........                                        (250,611)
Stock redemption costs..                                         (12,432)
Common stock issued (b).       246,754       6,635
Other...................                                                        1,063
                          ------------ -----------  -------   ----------     --------
BALANCE AT DECEMBER 31,
 1993...................   152,132,089 $ 1,370,783  $     0   $1,065,958     $(10,906)
Net income..............                                         243,443
Cash dividends declared
 Preferred stock........                                         (28,405)
 Common stock...........                                        (256,545)
 Dividends for capital-
  ization of PMDC (c)...                                         (50,000)
Stock redemption costs..                                          (1,221)
Common stock issued (b).     3,349,873      69,744
Other...................                                                          794
                          ------------ -----------  -------   ----------     --------
BALANCE AT DECEMBER 31,
 1994...................   155,481,962 $ 1,440,527  $     0   $  973,230     $(10,112)
Net income..............                                         352,084
Cash dividends declared
 Preferred stock........                                         (27,768)
 Common stock...........                                        (263,646)
Common stock issued (b).     1,818,420      35,521
Capital contribution
 from Resources.........                             25,065
Other...................                                                        2,995
                          ------------ -----------  -------   ----------     --------
BALANCE AT DECEMBER 31,
 1995...................   157,300,382 $ 1,476,048  $25,065   $1,033,900     $ (7,117)
                          ============ ===========  =======   ==========     ========
-------

(a) No par value. 170,000,000 shares authorized. Effective April 27, 1995, all holders of PP&L common stock became holders of Resources common stock; therefore, all PP&L common stock is now held by Resources.
(b) In 1993, Common Stock was issued through the ESOP. In 1994 and 1995, Common Stock was issued through the ESOP and DRIP.
(c) Restated to reflect the retroactive dividend of PMDC to Resources, as described in Financial Note 1.


CONSOLIDATED STATEMENT OF PREFERRED AND PREFERENCE STOCK AT DECEMBER 31 PENNSYLVANIA POWER & LIGHT COMPANY AND SUBSIDIARIES(A)
(THOUSANDS OF DOLLARS)

                                          OUTSTANDING      SHARES
                                       ----------------- OUTSTANDING   SHARES
                                         1995     1994      1995     AUTHORIZED
                                       -------- -------- ----------- ----------
Preferred Stock--$100 par, cumulative
 4 1/2%............................... $ 53,019 $ 53,019    530,189     629,936
 Series...............................  413,356  413,356  4,133,556  10,000,000
                                       -------- --------
                                       $466,375 $466,375
                                       ======== ========
-------

(a) Each share of PP&L's preferred stock entitles the holder to one vote on any question presented to PP&L's shareowners' meetings. There were 5,000,000 shares of PP&L's preference stock authorized; none were outstanding at December 31, 1995 and 1994, respectively.
(b) The involuntary liquidation price of the preferred stock is $100 per share. The optional voluntary liquidation price is the optional redemption price per share in effect, except for the 4 1/2% Preferred Stock for which such price is $100 per share (plus in each case any unpaid dividends).
(c) PP&L does not have any sinking fund requirements through 2000.
(d) These series of preferred stock are not redeemable prior to the following years: 5.95%, 2001; 6.05%, 2002; 6.125%, 6.15%, 6.33% and 6.75%, 2003.
(e) Shares to be redeemed in full on April 1 as follows: 5.95%, 2001; 6.05%, 2002; and 6.15%, 2003.
(f) Shares to be redeemed annually on October 1 as follows: 2003-2007, 57,500; 2008, 862,500.
(g) Shares to be redeemed annually on July 1 as follows: 2003-2007, 50,000; 2008, 750,000.

See accompanying Notes to Financial Statements.

DETAILS OF PREFERRED STOCK (B)

                                                                              SINKING FUND
                                OUTSTANDING                    OPTIONAL      PROVISIONS (C)
                          -----------------------             REDEMPTION -----------------------
                                                    SHARES    PRICE PER  SHARES TO BE
                                                  OUTSTANDING   SHARE      REDEEMED   REDEMPTION
                             1995        1994        1995        1995      ANNUALLY     PERIOD
                          ----------- ----------- ----------- ---------- ------------ ----------
                          (THOUSANDS OF DOLLARS)
With Sinking Fund
 Requirements
 Series Preferred
 5.95%..................  $    30,000 $    30,000    300,000        (d)       (e)        2001
 6.05%..................       25,000      25,000    250,000        (d)       (e)        2002
 6.125%.................      115,000     115,000  1,150,000        (d)       (f)     2003-2008
 6.15%..................       25,000      25,000    250,000        (d)       (e)        2003
 6.33%..................      100,000     100,000  1,000,000        (d)       (g)     2003-2008
                          ----------- -----------
                          $   295,000    $295,000
                          =========== ===========
Without Sinking Fund
 Requirements
 4 1/2% Preferred.......  $    53,019 $    53,019    530,189   $110.00
 Series Preferred
 3.35%..................        4,178       4,178     41,783    103.50
 4.40%..................       22,878      22,878    228,773    102.00
 4.60%..................        6,300       6,300     63,000    103.00
 6.75%..................       85,000      85,000    850,000        (d)
                          ----------- -----------
                          $   171,375 $   171,375
                          =========== ===========

INCREASES (DECREASES) IN PREFERRED AND PREFERENCE STOCK (THOUSANDS OF DOLLARS)

                               1995            1994                1993
                           ------------- -----------------  -------------------
                           SHARES AMOUNT  SHARES   AMOUNT    SHARES     AMOUNT
                           ------ ------ --------  -------  ---------  --------
Series Preferred Stock
 5.95%....................                300,000  $30,000
 6.05%....................                250,000   25,000
 6.125%...................                                  1,150,000  $115,000
 6.15%....................                250,000   25,000
 6.33%....................                                  1,000,000   100,000
 6.75%....................                                    850,000    85,000
 6.875%...................               (400,000) (40,000)  (100,000)  (10,000)
 7.00%....................               (800,000) (80,000)  (200,000)  (20,000)
 7.375%...................                                   (500,000)  (50,000)
 7.40%....................                                   (176,000)  (17,600)
 7.82%....................                                   (500,000)  (50,000)
 7.927%...................                                    (30,000)   (3,000)
 8.00%....................                                   (250,000)  (25,000)
 8.60%....................                                   (222,370)  (22,237)
 8.75%....................                                   (300,000)  (30,000)
Preference Stock
 $8.00....................                                   (350,000)  (35,000)
 $8.40....................                                   (400,000)  (40,000)
 $8.70....................                                   (400,000)  (40,000)

  Decreases in Preferred and Preference Stocks represent: (i) the redemption of stock pursuant to sinking fund requirements; or (ii) shares redeemed pursuant to optional redemption provisions.

See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF LONG-TERM DEBT AT DECEMBER 31
PENNSYLVANIA POWER & LIGHT COMPANY
(THOUSANDS OF DOLLARS)

                                       OUTSTANDING
                                  ----------------------
                                     1995        1994        MATURITY(B)
                                  ----------  ----------  -----------------
FIRST MORTGAGE BONDS (A)
  5 5/8%......................... $   30,000  $   30,000       June 1, 1996
  6 3/4%.........................     30,000      30,000   November 1, 1997
  5 1/2%.........................    150,000     150,000      April 1, 1998
  7%.............................     40,000      40,000    January 1, 1999
  8 1/8%.........................     40,000      40,000       June 1, 1999
  6%.............................    125,000     125,000       June 1, 2000
  6.5% to 7.75%..................    740,000     740,000          2001-2005
  6.55% to 7.70%.................    350,000     350,000          2006-2010(c)
  7 3/8%.........................    100,000     100,000          2011-2015
  9 1/4%.........................    215,000     250,000          2016-2020(d)
  6 3/4% to 9 3/8%...............    749,750     800,000          2021-2025(d)
FIRST MORTGAGE POLLUTION CONTROL
 BONDS (A)
  9 3/8% Series G................                 55,000
  6.40% Series H.................     90,000      90,000   November 1, 2021
  5.50% Series I.................     53,250      53,250  February 15, 2027
  6.40% Series J.................    115,500     115,500  September 1, 2029
  6.15% Series K.................     55,000                 August 1, 2029
                                  ----------  ----------
                                   2,883,500   2,968,750
Miscellaneous promissory notes...                     39
                                  ----------  ----------
                                   2,883,500   2,968,789
Unamortized (discount) and
 premium--net....................    (24,772)    (28,000)
                                  ----------  ----------
                                   2,858,728   2,940,789
Less amount due within one year..     30,000          39
                                  ----------  ----------
    Total long-term debt......... $2,828,728  $2,940,750
                                  ==========  ==========
-------

(a) Substantially all owned electric utility plant is subject to the lien of PP&L's first mortgage.
(b) Aggregate long-term debt maturities through 2000 are (thousands of dollars): 1996, $30,000; 1997, $30,000; 1998, $150,000; 1999, $80,000;
    2000, $125,000. Maximum sinking fund requirements aggregate $16.5 million through 2000 and may be met with property additions or retirement of bonds.
(c) Includes $200 million principal amount of First Mortgage Bonds, 7.70% Series due 2009. Any registered owner of these bonds has the right to require PP&L to redeem such owner's bonds on October 1, 1999 at a price of 100% of the principal amount.
(d) In 1995, PP&L repurchased and retired $35 million of First Mortgage Bonds, 9 1/4% Series due 2019, and $50.25 million of First Mortgage Bonds, 9 3/8% Series due 2021.

See accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GLOSSARY OF TERMS

  Terms and abbreviations appearing in Notes to Financial Statements are explained in the glossary on pages A-43-A-44.

BUSINESS AND CONSOLIDATION

  In 1995, Resources, which had been a wholly owned subsidiary of PP&L, became the parent holding company of PP&L. At that time, the holders of PP&L common stock became holders of Resources common stock and the stock certificates representing PP&L common stock now represent Resources common stock. At the same time, PMDC, a subsidiary of PP&L, was transferred as a dividend in the amount of $50.9 million from PP&L to become a direct subsidiary of Resources. In the accompanying financial statements, for comparability purposes, the dividend of PMDC was reported retroactive to March 1994 when PMDC was formed as a subsidiary.

  The consolidated financial statements include the accounts of PP&L and its direct and indirect wholly owned subsidiaries. All significant intercompany transactions have been eliminated. All nonutility operating transactions are included in "Other Income and Deductions--Other-net" on the Consolidated Statement of Income.

  The investment in Safe Harbor Water Power Corporation, of which PP&L owns one-third of the outstanding capital stock representing one-half of the voting securities, is recorded using the equity method of accounting.

RECLASSIFICATION

  Certain amounts from prior years' financial statements have been reclassified to conform to the current year presentation.

MANAGEMENT'S ESTIMATES

  These financial statements have been prepared using information available to PP&L including certain information which represents management's best estimates of existing conditions.

ACCOUNTING RECORDS

  The accounting records for PP&L are maintained in accordance with the Uniform System of Accounts prescribed by the FERC and adopted by the PUC.

REGULATION

  PP&L prepares its financial statements in accordance with the provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 requires a rate-regulated entity to reflect the effects of regulatory decisions in its financial statements. In accordance with SFAS 71, PP&L has deferred certain costs pursuant to the rate actions of the PUC and the FERC and is recovering or expects to recover such costs in electric rates charged to customers. These deferred costs or "regulatory assets" are enumerated and discussed in Note 9.

  To the extent that PP&L concludes that recovery of a regulatory asset is no longer probable due to regulatory treatment, the effects of competition or other factors, the amount would have to be written off against income.

UTILITY PLANT

  Additions to utility plant and replacement of units of property are capitalized at cost. As provided in the Uniform System of Accounts, the cost of funds used to finance construction projects or AFUDC is capitalized as part of construction cost.

  The cost of units of property retired or replaced is charged to accumulated depreciation. Expenditures for maintenance and repairs of property and the cost of replacing items determined to be less than an entire unit of property are charged to operating expense.

  For financial statement purposes, depreciation is being provided over the estimated useful lives of property using a straight-line method for all property except for certain property at the Susquehanna steam station. Prior to October 1995, PUC and FERC rate orders provided for increasing amounts of annual depreciation for certain property at the Susquehanna station. As a result of the PUC Decision, Susquehanna depreciation applicable to property placed in service prior to January 1, 1989, will be recorded at an annual level of $173 million through 1998 at which time depreciation is scheduled to decline by about $71 million to the level that would have been recorded if the straight-line method had been used since the Susquehanna units were placed in service.

  Deferred depreciation shown on the Consolidated Balance Sheet is the accumulated difference between the straight-line depreciation that would have been recorded on property placed in service at the Susquehanna station prior to January 1, 1989 and the amount of depreciation on such property provided for financial reporting purposes and included in rates. The annual difference is shown as amortized depreciation on the Consolidated Statement of Income. Provisions for depreciation, as a percent of average depreciable property, approximated 3.7% in 1995, 3.5% in 1994 and 3.3% in 1993.

NUCLEAR DECOMMISSIONING AND FUEL DISPOSAL

  An annual provision for PP&L's share of the future cost to decommission the Susquehanna station, equal to the amount allowed for ratemaking purposes, is charged to operating expense. Such amounts are invested in external trust funds which can be used only for future decommissioning costs. See Notes 3 and 6.

  The DOE is responsible for the permanent storage and disposal of spent nuclear fuel removed from nuclear reactors. PP&L currently pays DOE a fee for future disposal services and recovers such costs in customer rates.

FINANCIAL INVESTMENTS

  In January 1994, PP&L adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities.

  Securities subject to the requirements of SFAS 115 are carried at fair value, determined at the balance sheet data. Net unrealized gains on available-for-sale securities are included in common equity and totaled, after applicable income taxes, $3.4 million and $0.4 million at December 31, 1995 and 1994, respectively. Net unrealized gains and losses on trading securities are included in income and amounted to $0.6 million and $(0.2) million for 1995 and 1994, respectively. Net unrealized gains and losses on securities that are not available for unrestricted use by PP&L due to regulatory or legal reasons are reflected in the related asset and liability accounts. Realized gains and losses on the sale of securities are recognized utilizing the specific cost identification method. The adoption of SFAS 115 did not have a material effect on PP&L's net income. Investments in financial limited partnerships are accounted for under the equity method of accounting and venture capital investments are recorded at cost. See Note 7.

PREMIUM ON REACQUIRED LONG-TERM DEBT

  As provided in the Uniform System of Accounts, the premium paid and expenses incurred by PP&L to redeem long-term debt are deferred and amortized over the life of the new debt issue or the remaining life of the retired debt when the redemption is not financed by a new issue.

CAPITAL LEASES

  Leased property of PP&L capitalized on the Consolidated Balance Sheet is recorded at the present value of future lease payments and is amortized so that the total of interest on the lease obligation and amortization of the leased property equals the rental expense allowed for ratemaking purposes. See
Note 8.

REVENUES

  Electric revenues are recorded based on the amounts of electricity delivered to customers through the end of each accounting period. This includes amounts customers will be billed for electricity delivered from the time meters were last read to the end of the respective period. For information on the ECR, SBRCA and STAS, see Note 3.

  PP&L's PUC tariffs contain an ECR under which customers are billed an estimated amount for fuel and other energy costs. Any difference between the actual and estimated amount for such costs is collected from, or refunded to, customers in a subsequent period. Revenues applicable to ECR billings are recorded at the level of actual energy costs and the difference between amounts billed to customers and the cost of fuel is recorded as payable to, or receivable from, customers.

INCOME TAXES

  PP&L and its wholly owned subsidiaries file a consolidated federal income tax return with Resources, PP&L's parent company. Income taxes are allocated to operating expenses and other income and deductions on the Consolidated Statement of Income.

  The provision for PP&L's deferred income taxes included on the Consolidated Statement of Income is based upon the ratemaking principles reflected in rates established by the PUC and FERC. The difference in the provision for deferred income taxes and the amount that otherwise would be recorded under generally accepted accounting principles is deferred and included in taxes recoverable through future rates on the Consolidated Balance Sheet. See Note 5.

  Investment tax credits were deferred when utilized and are amortized over the average lives of the related property.

PENSION PLAN AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

  PP&L has a noncontributory pension plan covering substantially all employees, and subsidiary companies of PP&L formerly engaged in coal mining have a noncontributory pension plan for substantially all non-bargaining, full-time employees. Funding is based upon actuarially determined computations that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974.


  For information on other postretirement and postemployment benefits see Note
11.

CASH EQUIVALENTS

  PP&L considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

NEW ACCOUNTING STANDARDS

  Effective January 1, 1996, PP&L adopted SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 121 requires a company to review certain assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an asset is determined to be impaired, an impairment loss is recognized.

  PP&L does not anticipate any impairment as a result of adopting SFAS 121.

  Also effective January 1, 1996, PP&L adopted SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 addresses the recommended accounting and required disclosures for stock-based employee compensation plans, which include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. PP&L's current accounting for restricted stock awards conforms to requirements as defined in SFAS 123.

  The adoption of SFAS 121 and 123 will not have a significant impact on net income.

2. SOURCES OF REVENUES

  PP&L is an operating electric utility serving about 1.2 million customers in a 10,000 square-mile territory of central eastern Pennsylvania with a population of approximately 2.6 million persons. Substantially all of PP&L's operating revenues are derived from the sale of electric energy subject to PUC and FERC regulation.

  During 1995, about 98% of total operating revenues were derived from electric energy sales, with 34% coming from residential customers, 29% from commercial customers, 20% from industrial customers, 12% from contractual sales to other major utilities, 2% from energy sales to members of the PJM and 3% from others.

3. RATE MATTERS

BASE RATE FILING WITH THE PUC

  On September 27, 1995, the PUC issued a final order with respect to the base rate case filed by PP&L on December 30, 1994.

  PP&L's request to increase base rates, which was its first in ten years, sought to increase annual PUC-jurisdictional revenues by $261.6 million, or about 11.7%. The PUC's decision granted PP&L a $107 million increase in base rates based on test year conditions. At the same time, PP&L's ECR was reduced by $22 million related to capacity credit sales resulting in a net increase of $85 million, or about 3.8%, in PUC-jurisdictional revenues effective September 28, 1995.

  The PUC Decision allowed PP&L to levelize the annual amount of depreciation on pre-1989 property for its Susquehanna station at $173 million for the period October 1, 1995 through December 31, 1998. This levelization eliminates the previously scheduled annual increase in depreciation expense resulting from use of the modified sinking fund method of depreciation.

  The PUC determined that all of PP&L's generating capacity is necessary to meet customer needs, rejecting the arguments of some intervenors that an excess capacity adjustment should be imposed on PP&L. As a result of the PUC's action in this regard, PP&L's base rates include a full return on all of its generating facilities used to serve retail customers, as well as all operating expenses associated with those facilities.

  Also, the PUC Decision permitted recovery of the PUC-jurisdictional amount of retiree health care costs resulting from the adoption of SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". In addition, the PUC Decision permitted PP&L to recover, over a period of about 17 years, the amount of SFAS 106 costs that would have been deferred from January 1, 1993, through September 30, 1995, pursuant to a PUC order but for a Commonwealth Court decision that PP&L could not recover these deferred costs. As a result of the PUC Decision, which provided for recovery of $27 million of previously expensed SFAS 106 costs, PP&L recorded a $15.7 million after-tax credit to income in the third quarter of 1995.

  In addition, the PUC Decision permitted PP&L to recover through customer rates the PUC-jurisdictional amount, $65.7 million, of the cost of its 1994 VERP over a period of five years. As a result, PP&L recorded a $37.8 million after-tax credit to expense in the third quarter of 1995 to reverse the charge for this program that was recorded in the fourth quarter of 1994. The estimated annual savings of $35 million from the program also are reflected in the allowed rates.

  The PUC Decision also permitted recovery over a 10-year period of certain deferred operating and capital costs, net of energy savings, incurred from the time Susquehanna Unit No. 2 was placed in commercial operation until the effective date of base rate recognition for that Unit, but the PUC denied recovery of similar costs for Susquehanna Unit No. 1. As a result of the PUC Decision with respect to Susquehanna Unit No. 1, PP&L recorded a one-time charge in the third quarter of 1995 which, after taxes, reduced net income by $20.4 million.

  The PUC Decision made adjustments to the amount requested by PP&L for the currently estimated cost of decommissioning the Susquehanna station. These adjustments include the elimination of the $106.6 million contingency amount included in the decommissioning cost estimate, an increase in the earnings assumption on the decommissioning fund from 5.5% to 7.5% and a reflection of post-shutdown earnings on the fund in calculating the total amount necessary to decommission the Susquehanna station. After giving effect to these adjustments, the total amount of the Susquehanna station decommissioning costs included in PUC-jurisdictional rates is $9.5 million annually.

  The PUC Decision granted PP&L a return on common equity of 11.5%.

  In its decision, the PUC ruled that PP&L cannot include in its ECR the cost of capacity, currently being billed to other utilities pursuant to contractual arrangements, as those contracts terminate and the capacity returns to PP&L. The PUC did rule that PP&L was not required to flow back to PUC-jurisdictional customers through the ECR the revenues received for off-system sales of capacity and energy attributable to such returning capacity.

Accordingly, the PUC Decision permitted the benefits that can be achieved from sales of the returning capacity to accrue to shareowners.

  The OCA has appealed certain aspects of the PUC Decision to the Commonwealth Court. PP&L cannot predict the final outcome of this matter.

ENERGY COST RATE ISSUES

  As a result of the PUC Decision, PP&L adopted a new ECR effective as of September 28, 1995 that reflects the roll-in of all test year energy costs into base rates.

  In April 1994, the PUC reduced PP&L's 1994-95 ECR claim by approximately $15.7 million to reflect costs associated with replacement power during a portion of the period that Susquehanna Unit 1 was out of service for refueling and repairs. As a result of the PUC's action, PP&L recorded a charge against income in the first quarter of 1994 for the $15.7 million of unrecovered replacement power costs.

  PP&L filed a complaint with the PUC objecting to the decision to exclude these replacement power costs from the 1994-95 ECR, and subsequently reached a settlement with the OTS and other parties to the proceeding reducing the amount of disallowed costs.

  The PUC approved the settlement agreement and in the first quarter of 1995, PP&L recorded a credit to income of $9.7 million.

SPECIAL BASE RATE CREDIT ADJUSTMENT

  The SBRCA, which has been in effect since April 1, 1991, reduces PUC-jurisdictional customers' bills for the effects of two nonrecurring items. The first item is the annual amortization over a five-year period of a credit to income associated with PP&L's use of an inventory method of accounting for power plant spare parts. This credit will expire March 31, 1996.

  The second relates to the proceeds from the settlement of outstanding contract claims arising from construction of the Susquehanna station. In accordance with approval of the settlement by the PUC, PP&L began, on April 1, 1992, to return the settlement proceeds to PUC customers through the SBRCA. This credit will expire March 31, 1997.

  A third nonrecurring item ended with the implementation of the new PUC rates and related to costs that were being recovered from Atlantic pursuant to the sale of 125,000 kilowatts of capacity (summer rating) and related energy from PP&L's wholly owned coal-fired stations beginning October 1, 1991. As a result of the PUC Decision, PP&L's SBRCA was changed to exclude that portion of the credit associated with the Atlantic contract, since the costs recovered from Atlantic were excluded from PUC-jurisdictional base rates.

REFUND OF STATE TAX DECREASE

  In accordance with PP&L's tariffs, PUC-jurisdictional rates are adjusted for changes in certain state taxes.

  Due to the two state legislation changes decreasing the Pa. CNI rate as described in Note 5, and the PUC Decision which reflected a 10.99% Pa. CNI rate in base rates, PP&L filed three changes to its STAS in 1995. The final STAS filing, which was approved on October 26, 1995, is expected to reduce customer rates by about $12.9 million through March 1996. This change has no effect on net income.

FERC-MAJOR UTILITIES' RATES

  In October 1995, the FERC approved PP&L's request to recover postretirement benefits other than pensions through its contractual agreements with other major electric utilities, subject to refund after FERC review. PP&L is billing these utilities their share of postretirement costs other than pensions incurred since January 1993. See Note 4 for more details on these contracts.

  In an October 1995 order, the FERC also ordered hearings to evaluate the justness and reasonableness of PP&L's rates in its contractual agreements with JCP&L, Atlantic, BG&E and UGI.

  In January 1996, PP&L filed a request with the FERC to incorporate a change in the method of calculating depreciation in several of its contractual agreements with other major utilities. PP&L also requested to increase its decommissioning rate to reflect the projected cost of decommissioning the Susquehanna station and fossil plants.

  PP&L cannot predict the outcome of these proceedings.

URANIUM ENRICHMENT DECONTAMINATION AND DECOMMISSIONING FUND

  The Energy Act established the D&D Fund and provides for an assessment on domestic utilities with nuclear power operations, including PP&L. Assessments are based on the amount of uranium a utility had processed for enrichment prior to enactment of the Energy Act and the assessments are expected to be paid to the D&D Fund by such utilities over a 15-year period. Amounts paid to the D&D Fund are to be used for the ultimate decontamination and decommissioning of the DOE's uranium enrichment facilities. The Energy Act states that the assessment shall be deemed a necessary and reasonable current cost of fuel and shall be fully recoverable in rates in all jurisdictions in the same manner as the utility's other fuel costs.

  As of December 31, 1995, PP&L's recorded liability for its total assessment amounted to about $29.7 million. The liability is subject to adjustment for inflation. The corresponding charge to expense was deferred because PP&L includes its annual payments to the D&D Fund in the ECR which is in PP&L's PUC tariffs and in the fuel adjustment clause which is in PP&L's FERC tariffs. As a result, the assessment does not affect net income.

4. SALES TO OTHER MAJOR ELECTRIC UTILITIES

  PP&L provides Atlantic with 125,000 kilowatts of capacity (summer rating) and related energy from its wholly owned coal-fired stations. The agreement with Atlantic originally provided for sales to continue through September 2000.

  On March 20, 1995, Atlantic notified PP&L that it will terminate the agreement on March 20, 1998, pursuant to termination provisions in the agreement. PP&L expects to be able to resell the capacity and energy at market prices.

  PP&L provided JCP&L with 945,000 kilowatts of capacity and related energy from all of its generating units. Sales to JCP&L were at the 945,000 kilowatt level in 1995, and the amount will decline uniformly each year beginning January 1996 (189,000 kilowatts per year) until the end of the agreement on December 31, 1999.

  In August 1995, JCP&L filed a complaint against PP&L with the FERC regarding billings under the agreement. In its complaint, JCP&L alleges that PP&L inappropriately allocated certain costs to JCP&L that should not have been billed and seeks other adjustments. JCP&L is seeking both refunds (with interest) in an unspecified amount and an amendment to the agreement. PP&L has denied JCP&L's allegations and requested that FERC dismiss the complaint. PP&L cannot predict the final outcome of this proceeding.

  In April 1995, PP&L entered into a new agreement with JCP&L whereby PP&L would provide JCP&L increasing amounts of capacity credits and energy from all of its generating units. Sales to JCP&L under this agreement begin in June 1997 and continue through May 2004. Under this agreement, PP&L would provide JCP&L 150,000 kilowatts of capacity credits and energy from June 1997 through May 1998, 200,000 kilowatts from June 1998 through May 1999 and 300,000 kilowatts from June 1999 through May 2004. Sales under the new agreement are priced based on a predetermined demand rate that escalates over time, plus an energy component based on PP&L's actual fuel-related costs. This agreement with JCP&L must be approved by the FERC and the New Jersey Board of Public Utilities.

  PP&L provides BG&E with 129,000 kilowatts or 6.6 percent of its share of capacity and related energy from the Susquehanna station. Sales to BG&E will continue through May 2001.

  See Note 3 for more information about these contracts.

  In December 1995, PP&L entered into a one year agreement with PSE&G, which provides PSE&G with 245,000 kilowatts of delivered output from Martins Creek Units 1 & 2. PP&L will continue to seek additional opportunities to market its capacity and energy in the bulk power markets that will produce revenues in excess of the amount that would be realized through economy energy sales on the PJM.

5. TAXES

  The corporate federal income tax rate from 1993 to 1995 was 35%.

  In June 1994, state legislation was enacted that decreased the Pa. CNI rate from 12.25% to 11.99% retroactive to January 1, 1994, with further reductions to 10.99%, 10.75% and 9.99% in 1995, 1996 and 1997, respectively. In June
1995, state legislation was enacted that accelerated the tax decrease to 9.99% retroactive to January 1, 1995. For 1995 and 1994, PP&L recorded a decrease in income tax expense of $8.1 million and $0.8 million respectively, substantially all of which was reflected in lower customer rates through the STAS. For 1995 and 1994 PP&L also recorded a decrease in deferred income tax liabilities and taxes recoverable through future rates of $1.1 million and $124.0 million respectively to reflect the new tax rates.

  The tax effects of significant temporary differences comprising PP&L's net deferred income tax liability were as follows (thousands of dollars):


                                                            1995        1994
                                                         ----------  ----------
Deferred tax assets
  Deferred investment tax credits....................... $   90,101  $   94,650
  Accrued pension costs.................................     53,859      67,327
  Other.................................................     86,856     107,708
  Valuation allowance...................................     (5,664)     (8,117)
                                                         ----------  ----------
                                                            225,152     261,568
                                                         ----------  ----------
Deferred tax liabilities
  Electric utility plant--net...........................  1,787,975   1,790,378
  Other property--net...................................     11,728      13,829
  Taxes recoverable through future rates................    416,110     409,417
  Reacquired debt costs.................................     48,301      46,934
  Other.................................................     25,684      20,355
                                                         ----------  ----------
                                                          2,289,798   2,280,913
                                                         ----------  ----------
Net deferred tax liability.............................. $2,064,646  $2,019,345
                                                         ==========  ==========

  Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to income from continuing operations for accounting purposes and details of taxes, other than income are as follows (thousands of dollars):

                                                     1995      1994      1993
                                                   --------  --------  --------
INCOME TAX EXPENSE
Included in operating expenses
  Provision--Federal.............................  $195,028  $198,777  $162,795
             State...............................    62,388    76,903    63,508
                                                   --------  --------  --------
                                                    257,416   275,680   226,303
                                                   --------  --------  --------
  Deferred--Federal..............................     9,020   (34,177)   22,491
            State................................     5,998   (11,021)     (124)
                                                   --------  --------  --------
                                                     15,018   (45,198)   22,367
                                                   --------  --------  --------
  Investment tax credit, net--Federal............   (10,814)  (12,253)  (13,506)
                                                   --------  --------  --------
                                                    261,620   218,229   235,164
                                                   --------  --------  --------
Included in other income and deductions
  Provision (credit)--Federal....................     9,653   (18,243)   (5,134)
                      State......................     4,203    (7,309)      486
                                                   --------  --------  --------
                                                     13,856   (25,552)   (4,648)
                                                   --------  --------  --------
  Deferred--Federal..............................     9,433    (8,688)    4,047
            State................................     2,121    (4,197)     (679)
                                                   --------  --------  --------
                                                     11,554   (12,885)    3,368
                                                   --------  --------  --------
                                                     25,410   (38,437)   (1,280)
                                                   --------  --------  --------
  Total income tax expense
      --Federal..................................   212,320   125,416   170,693
        State....................................    74,710    54,376    63,191
                                                   --------  --------  --------
                                                   $287,030  $179,792  $233,884
                                                   --------  --------  --------
RECONCILIATION OF INCOME TAX EXPENSE
Indicated federal income tax on pre-tax income at
 statutory tax rate--35%.........................  $223,690  $148,132  $203,704
                                                   --------  --------  --------
Increase (decrease) due to:
  State income taxes.............................    50,148    35,008    41,829
  Flow through of depreciation differences not
   previously normalized.........................    16,479    14,883     8,470
  Amortization of investment tax credit..........   (10,814)  (12,253)  (13,506)
  Other..........................................     7,527    (5,978)   (6,613)
                                                   --------  --------  --------
                                                     63,340    31,660    30,180
                                                   --------  --------  --------
Total income tax expense.........................  $287,030  $179,792  $233,884
                                                   --------  --------  --------
Effective income tax rate........................      44.9%     42.5%     40.2%
                                                   --------  --------  --------
TAXES, OTHER THAN INCOME
State gross receipts.............................  $101,783  $ 99,311  $ 98,280
State utility realty.............................    45,940    46,556    45,292
State capital stock..............................    32,545    34,739    35,943
Social security and other........................    20,366    20,555    24,452
                                                   --------  --------  --------
                                                   $200,634  $201,161  $203,967
                                                   ========  ========  ========

6. NUCLEAR DECOMMISSIONING COSTS

  PP&L's most recent estimate of the cost to decommission the Susquehanna station was completed in 1993 and was a site-specific study, based on immediate dismantlement and decommissioning of each unit following final shutdown. The study indicates that PP&L's 90% share of the total estimated cost of decommissioning the

Susquehanna station is approximately $724 million in 1993 dollars. The estimated cost includes decommissioning the radiological portions of the station and the cost of removal of nonradiological structures and materials. The operating licenses for Units 1 and 2 expire in 2022 and 2024, respectively.

  Decommissioning costs charged to operating expense were $8.5 million in 1995, $7.2 million in 1994 and $6.9 million in 1993 and are based upon amounts included in customer rates. The increase in 1995 is a result of the PUC Decision in which recovery of decommissioning costs was based on the cost estimates in the 1993 site-specific study. Rates charged to other small FERC wholesale customers reflect the estimated cost of decommissioning in the 1993 study. In January 1996, PP&L filed with the FERC to increase its decommissioning rate to reflect the projected cost of decommissioning the Susquehanna station. See Note 3 for further information.

  Amounts collected from customers for decommissioning, less applicable taxes, are deposited in external trust funds for investment and can be used only for future decommissioning costs. The market value of securities held and accrued income in the trust funds at December 31, 1995 and 1994 aggregated approximately $109.4 million, including $7.0 million of net unrealized gains, and $87.5 million, including $0.7 million of net unrealized losses, respectively. The trust funds experienced, on a fair market value basis, a $14.0 million net gain in 1995, which includes net unrealized appreciation of $7.7 million, and a net loss in 1994 of $2.3 million, which includes net unrealized depreciation of $6.7 million. The trust fund activity is reflected in the nuclear plant decommissioning trust fund and in other noncurrent liabilities on the Consolidated Balance Sheet. Accrued nuclear decommissioning costs were $112.2 million and $89.7 million at December 31, 1995 and 1994, respectively.

  The FASB issued an exposure draft on the accounting for liabilities related to closure and removal of long-lived assets, including decommissioning of nuclear power plants. As a result, current electric utility industry accounting practices for decommissioning may change, including the possibility that the estimated cost for decommissioning could be recorded as a liability on a basis other than an accrual over the estimated life of the power plant.

7. FINANCIAL INSTRUMENTS

  The carrying amount shown on the Consolidated Balance Sheet and the estimated fair value of PP&L's financial instruments are as follows (thousands of dollars):

                                          DECEMBER 31, 1995   DECEMBER 31, 1994
                                         ------------------- -------------------
                                         CARRYING    FAIR    CARRYING    FAIR
                                          AMOUNT     VALUE    AMOUNT     VALUE
                                         --------- --------- --------- ---------
ASSETS
Nuclear plant decommissioning trust
 fund (a)..............................  $ 109,400 $ 109,400 $  87,490 $  87,490
Financial investments (a)..............    187,488   185,572   170,659   169,528
Other investments......................      8,673     8,673     8,654     8,654
Cash and cash equivalents..............     15,304    15,304     9,109     9,109
Other financial instruments included in
 other current assets..................      3,163     3,163     2,435     2,435
LIABILITIES
Preferred stock with sinking fund
 requirements (b)......................    295,000   294,825   295,000   265,275
Long-term debt (b).....................  2,858,728 3,032,742 2,940,789 2,756,131
Commercial paper and bank loans........     89,145    89,145    74,168    74,168
-------

(a) The carrying value of financial instruments generally is based on established market prices and approximates fair value.
(b) The fair value generally is based on quoted market prices for the securities where available and estimates based on current rates offered to PP&L where quoted market prices are not available.

8. LEASES

  PP&L has entered into capital leases consisting of the following (thousands of dollars):

                                                                 DECEMBER 31
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
Nuclear fuel, (net of accumulated amortization 1995,
 $147,587; 1994, $196,617)................................... $135,066 $144,380
Vehicles, oil storage tanks and other property, (net of
 accumulated amortization 1995, $91,914; 1994, $84,330)......   84,575   80,385
                                                              ======== ========
Net property under capital leases............................ $219,641 $224,765
                                                              ======== ========

  Capital lease obligations incurred for the acquisition of nuclear fuel and other property were (millions of dollars): 1995, $74.0; 1994, $62.0 and 1993, $84.0.

  Nuclear fuel lease payments, which are charged to expense as the fuel is used for the generation of electricity, were (millions of dollars): 1995, $63.2; 1994, $71.8 and 1993, $67.6. Future nuclear fuel lease payments are based on the quantity of electricity produced by the Susquehanna station. The maximum amount of unamortized nuclear fuel available for lease under current arrangements is $200 million.

  Future minimum lease payments under capital leases in effect at December 31, 1995 (excluding nuclear fuel) aggregate $99.7 million, including $15.2 million in imputed interest. During the five years ending 2000, such payments decrease from $31.3 million per year to $7.1 million per year.

  Interest on capital lease obligations was recorded as operating expenses on the Consolidated Statement of Income in the following amounts (millions of dollars): 1995, $14.4; 1994, $11.1 and 1993, $9.1.

  Generally, capital leases obligate PP&L to pay maintenance, insurance and other related costs and contain renewal options. Various operating leases have also been entered into which are not material with respect to PP&L's financial position.

9. REGULATORY ASSETS

  The following regulatory assets were reflected in the Consolidated Balance Sheet (thousands of dollars):

                                                              1995       1994
                                                           ---------- ----------
Deferred depreciation....................................  $  209,330 $  256,021
Deferred operating and carrying costs--Susquehanna.......      18,390     39,215
Reacquired debt costs....................................     116,954    113,466
Taxes recoverable through future rates...................   1,002,902    986,292
Assessment for decommissioning uranium enrichment facili-
 ties....................................................      31,686     33,492
Postretirement benefits other than pensions..............      31,406
Voluntary early retirement program.......................      62,377
Other....................................................      56,632     52,307
                                                           ---------- ----------
                                                           $1,529,677 $1,480,793
                                                           ========== ==========

  As of December 31, 1995, all of PP&L's regulatory assets are being recovered through rates charged to customers over periods ranging from 3 to 29 years.

  For a discussion of taxes recoverable through future rates, postretirement benefits other than pensions, assessment for decommissioning uranium enrichment facilities, VERP, and additional information on the PUC Decision, see Notes 3, 5, 11, and 12.

10. CREDIT ARRANGEMENTS

  PP&L issues commercial paper and, from time to time, borrows from banks to provide short-term funds required for general corporate purposes. In addition, certain subsidiaries also borrow from banks to obtain short-term funds. Bank borrowings generally bear interest at rates negotiated at the time of the borrowing. PP&L's weighted average interest rate on short-term borrowings was 6.0% and 6.1% at December 31, 1995 and 1994, respectively.

  PP&L has entered into a $250 million revolving credit arrangement with a group of banks. Any loans made under this credit arrangement would mature in September 1999 and, at the option of PP&L, interest rates would be based upon certificate of deposit rates, Eurodollar deposit rates or the prime rate. PP&L has additional credit arrangements with another group of banks. The banks have committed to lend PP&L up to $45 million under these credit arrangements, which mature in November 1996, at interest rates based upon Eurodollar deposit rates or the prime rate. These credit arrangements produce a total of $295 million of lines of credit to provide back-up for PP&L's commercial paper and short-term borrowings of certain subsidiaries. No borrowings were outstanding at December 31, 1995 under these credit arrangements.

  PP&L leases its nuclear fuel from a trust. The maximum financing capacity of the trust under existing credit arrangements is $200 million.

11. PENSION PLAN AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

PENSION PLAN

  PP&L has a funded noncontributory defined benefit pension plan covering substantially all employees. Benefits are based upon a participant's earnings and length of participation in the Plan, subject to meeting certain minimum requirements.

  PP&L also has two unfunded supplemental retirement plans for certain management employees and directors. Benefit payments pursuant to these supplemental plans are made directly by PP&L. At December 31, 1995, the projected benefit obligation of these supplemental plans was approximately $19.2 million.

  The components of PP&L's net periodic pension cost for the three plans were (thousands of dollars):

                                                    1995       1994      1993
                                                  ---------  --------  --------
Service cost-benefits earned during the period... $  27,549  $ 33,527  $ 31,381
Interest cost....................................    57,711    51,330    48,266
Actual return on plan assets.....................  (241,075)   28,680   (92,085)
Net amortization and deferral....................   166,758   (96,413)   29,696
                                                  ---------  --------  --------
Net periodic pension cost........................ $  10,943  $ 17,124  $ 17,258
                                                  =========  ========  ========

  The net periodic pension cost charged to operating expenses was $6.4 million in 1995, $9.9 million in 1994 and $10.1 million in 1993. The balance was charged to construction and other accounts. The funded status of PP&L's Plan was (thousands of dollars):

                                                             DECEMBER 31
                                                         ---------------------
                                                            1995       1994
                                                         ----------  ---------
Fair value of plan assets............................... $1,086,236  $ 888,214
Actuarial present value of benefit obligations:
  Vested benefits.......................................    673,264    573,564
  Nonvested benefits....................................      1,343      1,396
                                                         ----------  ---------
    Accumulated benefit obligation......................    674,607    574,960
  Effect of projected future compensation...............    194,203    173,311
                                                         ----------  ---------
    Projected benefit obligation........................    868,810    748,271
                                                         ----------  ---------
Plan assets in excess of projected benefit obligation...    217,426    139,943
Unrecognized transition assets (being amortized over 23
 years).................................................    (63,277)   (67,796)
Unrecognized prior service cost.........................     58,598     61,941
Unrecognized net gain...................................   (394,105)  (288,105)
                                                         ----------  ---------
Accrued expense......................................... $ (181,358) $(154,017)
                                                         ==========  =========

  The weighted average discount rate used in determining the actuarial present value of projected benefit obligations was 6.75% and 7.5% on December 31, 1995 and 1994, respectively. The rate of increase in future compensation used in determining the actuarial present value of projected benefit obligations was 5.0% and 5.7% on December 31, 1995 and 1994, respectively. The assumed long-term rates of return on assets used in determining pension cost in 1995 and 1994 was 8.0%. Plan assets consist primarily of common stocks, government and corporate bonds and temporary cash investments.

  PP&L's subsidiaries formerly engaged in coal mining have a noncontributory defined benefit pension plan covering substantially all non-bargaining unit, full-time employees which is fully funded, primarily by group annuity contracts with insurance companies. In addition, the companies are liable under federal and state laws to pay black lung benefits to claimants and dependents with respect to approved claims, and are members of a trust which was established to facilitate payment of such liabilities. Such costs were not material in 1995, 1994 and 1993.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  Substantially all employees of PP&L and its subsidiaries will become eligible for certain health care and life insurance benefits upon retirement. PP&L sponsors four health and welfare benefit plans that cover substantially all management and bargaining unit employees upon retirement. One plan provides for retiree health care benefits to certain management employees, another plan provides retiree health care benefits to bargaining unit employees, a third plan provides retiree life insurance benefits to certain management employees up to a specified amount and a fourth plan provides retiree life insurance benefits to bargaining unit employees.

  Dollar limits have been established for the amount PP&L will contribute annually toward the cost of retiree health care for employees retiring after March 1993.

  In January 1993, PP&L adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which requires PP&L to accrue, during the years that the employees render the necessary service, the expected cost of providing retiree health care and life insurance benefits. The adoption of SFAS 106 did not have a material effect on PP&L's net income. In accordance with a PUC order, PP&L had deferred the PUC-jurisdictional accrued cost of retiree health and life insurance benefits in excess of actual claims paid pending recovery of the increased cost in retail rates. As a result of a decision of the Commonwealth Court, in 1994 PP&L started to expense the increased costs applicable to operations that were previously being deferred and wrote off such costs deferred in 1993.

  The PUC Decision permitted recovery of the PUC-jurisdictional amount of retiree health care costs resulting from the adoption of SFAS 106. In addition, the PUC Decision permitted PP&L to recover, over a period of about 17 years, the amount of SFAS 106 costs that would have been deferred from January 1, 1993 through September 30, 1995, pursuant to a PUC order but for a Commonwealth Court decision that PP&L could not recover these deferred costs. As a result of the PUC Decision, which provided for recovery of $27 million of previously expensed SFAS 106 costs, PP&L recorded a $15.7 million after-tax credit to income in the third quarter of 1995.

  In December 1993, PP&L established a separate VEBA for each of the four health and welfare benefit plans for retirees. After making initial contributions, additional funding of the trusts was deferred pending resolution of PP&L's ability to recover the costs of the plans in rates. In December 1995, as a result of the PUC Decision, PP&L resumed funding of these trusts.

  The following table sets forth the plans' combined funded status reconciled with the amount shown on PP&L's Consolidated Balance Sheet as of December 31 (thousands of dollars):

                                                            1995       1994
                                                          ---------  ---------
Accumulated postretirement benefit obligation:
  Retirees............................................... $ 127,926  $ 124,484
  Fully eligible active plan participants................    18,184     13,604
  Other active plan participants.........................    78,790     68,828
                                                          ---------  ---------
                                                            224,900    206,916
Plan assets at fair value, primarily temporary cash in-
 vestments...............................................    29,208     23,506
                                                          ---------  ---------
Accumulated postretirement benefit obligation in excess
 of plan assets..........................................   195,692    183,410
Unrecognized prior service costs.........................    (5,208)
Unrecognized net loss....................................   (18,275)   (13,770)
Unrecognized transition obligation (being amortized over
 20 years)...............................................  (147,750)  (156,448)
                                                          ---------  ---------
Accrued postretirement benefit cost...................... $  24,452  $  13,192
                                                          =========  =========

  The net periodic postretirement benefit cost included the following components (thousands of dollars):

                                                       1995     1994     1993
                                                      -------  -------  -------
Service cost--benefits attributed to service during
 the period.......................................... $ 3,711  $ 4,286  $ 3,699
Interest cost on accumulated postretirement benefit
 obligation..........................................  15,339   14,189   13,008
Actual return on plan assets.........................  (1,737)    (435)
Net amortization and deferral........................   8,544    7,645    8,691
                                                      -------  -------  -------
Net periodic postretirement benefit cost............. $25,857  $25,685  $25,398
                                                      =======  =======  =======

  Retiree health and benefits costs charged to operating expenses were a net credit of approximately $16.5 million in 1995, reflecting a $32.1 million credit due to the PUC Decision and costs applicable to contractual agreements with other major utilities, $27.2 million in 1994 (which includes $10.8 million of retiree health and benefits costs previously deferred in 1993) and $6.9 million in 1993. Costs in excess of the amount charged to expense were charged to construction and other accounts.

  For measurement purposes, a 9% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1996; the rate was assumed to decrease gradually to 6% by 2006 and remain at that level thereafter. Increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995, by about $10.4 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by about $1.0 million.

  In determining the accumulated postretirement benefit obligation, the weighted average discount rate used was 6.75% and 7.5% on December 31, 1995 and 1994, respectively. The trusts that are holding the plan assets, except for retiree health care benefits to certain management employees, are tax-exempt. The expected long-term rate of return on plan assets for the tax-exempt trusts was 6.5% on December 31, 1995 and 1994.

  In 1992, as a result of the Energy Act, PP&L's subsidiaries formerly engaged in coal mining accrued an additional liability for the cost of health care of retired miners previously employed by them. The new liability, based on the present value of future benefits, was estimated at $58 million. As of December 31, 1995, this estimate remains unchanged.

POSTEMPLOYMENT BENEFITS

  PP&L provides health and life insurance benefits to disabled employees and income benefits to eligible spouses of deceased employees. In December 1993, the Company adopted SFAS 112, "Employers' Accounting for Postemployment Benefits," which requires a company to accrue, during the years that the employees render the necessary service, the expected cost of providing benefits to former or inactive employees after employment but before retirement. The adoption of SFAS 112 did not have a material effect on PP&L's net income. Postemployment benefits charged to operating expenses were $0.2 million, $2.1 million and $6.5 million for 1995, 1994 and 1993, respectively. Postemployment benefits charged to operating expenses decreased in 1995 from 1994 due to a change in assumptions used in the 1995 actuarial study.

12. WORKFORCE REDUCTIONS

  PP&L continued to reduce the size of its workforce in 1995 as part of ongoing efforts to reduce costs. During 1995, PP&L offered a voluntary severance program to employees who are members of the IBEW Local 1600 and continued re-engineering efforts that reduced the management workforce. Total employment declined in 1995 by approximately 225 due to these two initiatives. In addition, PP&L expects, and has accrued costs for, additional management workforce reductions in the first half of 1996. The costs of the workforce reductions in 1995 amounted to about $18.6 million after tax.

  During 1994, PP&L offered a voluntary early retirement program to 851 employees who were age 55 or older by December 31, 1994. A total of 640 employees elected to retire under the program, at a total cost of $75.9 million. PP&L recorded the cost of the program as a charge against income in the fourth quarter of 1994, which reduced net income by $43.4 million. As a result of the PUC Decision, which permitted recovery of the PUC-jurisdictional amount through customer rates, PP&L recorded in 1995 a $37.8 million after-tax credit to expense, to reverse the charge for this program that was recorded in 1994. PP&L estimates annual savings of $35 million from this program which were included in the recently decided rate case.

13. JOINTLY OWNED FACILITIES

  At December 31, 1995, PP&L or a subsidiary owned undivided interests in the following facilities (millions of dollars):

                                             GENERATING STATIONS        MERRILL
                                        ------------------------------   CREEK
                                        SUSQUEHANNA KEYSTONE CONEMAUGH RESERVOIR
                                        ----------- -------- --------- ---------
Ownership interest.....................    90.00%    12.34%    11.39%    8.37%
Electric utility plant in service......   $4,068       $64      $101
Other property.........................                                   $22
Accumulated depreciation...............      851        32        32        7
Construction work in progress..........       35         1         1

  Each participant in these facilities provides its own financing. PP&L receives a portion of the total output of the generating stations equal to its percentage ownership. PP&L's share of fuel and other operating costs associated with the stations is reflected on the Consolidated Statement of Income. The Merrill Creek Reservoir provides water during periods of low river flow to replace water from the Delaware River used by PP&L and other utilities in the production of electricity.

14. SUBSIDIARY COAL RESERVES

  In connection with a review by PP&L of its non-core business assets performed in 1994, a subsidiary of PP&L initiated an evaluation of the carrying value of its $83.5 million investment in undeveloped coal reserves in western Pennsylvania. Outside appraisal firms completed the evaluation and indicated that, due to changing market conditions an impairment had occurred. Accordingly, the carrying value of this investment was written down to its estimated net realizable value of $9.8 million, resulting in a $73.7 million pre-tax charge to income. This write-down resulted in an after-tax charge to income of $40 million in 1994.

  These reserves were acquired in 1974 with the intention of supplying future coal-fired generating stations. PP&L concluded that it would not develop these reserves. In November 1995, the coal reserves were sold for $52 million, which resulted in a $41.7 million gain, or $20.3 million after-tax.

15. COMMITMENTS AND CONTINGENT LIABILITIES

CONSTRUCTION EXPENDITURES

  PP&L's construction expenditures are estimated to aggregate $308 million in 1996, $258 million in 1997 and $265 million in 1998, including AFUDC. For discussion pertaining to construction expenditures, see Review of Financial Condition and Results of Operations under the caption "Financial Condition-- Reduction in Capital Expenditure Requirements" on page A-6.

NUCLEAR OPERATIONS

  PP&L is a member of certain insurance programs which provide coverage for property damage to members' nuclear generating stations. Facilities at the Susquehanna station are insured against property damage losses up to $2.75 billion under these programs. PP&L is also a member of an insurance program which provides insurance coverage for the cost of replacement power during prolonged outages of nuclear units caused by certain specified conditions. Under the property and replacement power insurance programs, PP&L could be assessed retrospective premiums in the event of the insurers' adverse loss experience. The maximum amount PP&L could be assessed under these programs at December 31, 1995 was about $40.0 million.

  NRC regulations require that in the event of an accident, where the estimated cost of stabilization and decontamination exceeds $100 million, proceeds of property damage insurance be segregated and used, first, to place and maintain the reactor in a safe and stable condition and, second, to complete required decontamination operations before any insurance proceeds would be made available to PP&L or the trustee under the Mortgage. PP&L's on-site property damage insurance policies for the Susquehanna station conform to these regulations.

  PP&L's public liability for claims resulting from a nuclear incident at the Susquehanna station is limited to about $8.9 billion under provisions of The Price Anderson Amendments Act of 1988. PP&L is protected against this liability by a combination of commercial insurance and an industry assessment program. A utility's liability under the assessment program will be indexed not less than once during each five-year period for inflation and will be subject to an additional surcharge of 5% in the event the total amount of public claims and costs exceeds the basic assessment. In the event of a nuclear incident at any of the reactors covered by The Price Anderson Amendments Act of 1988, PP&L could be assessed up to $151 million per incident, payable at a rate of $20 million per year, plus the additional 5% surcharge, if applicable.

FUEL OIL DEALERS' LITIGATION

  In August 1991, a group of fuel oil dealers in PP&L's service area filed a complaint against PP&L in District Court alleging that PP&L's promotion of electric heat pumps and off-peak thermal storage systems had violated, and continues to violate, the federal antitrust laws. Specifically, the complaint alleged that PP&L's use of its PUC-filed tariff to provide a lower electric rate for newly constructed residences equipped with thermal storage systems, combined with PP&L's program of providing cash grants to developers and contractors for the installation of high efficiency heat pumps in these residences allowed PP&L to illegally capture at least 70% of the market for heating in new residential construction within its service area.

  The complaint requests judgment against PP&L for a sum in excess of $10 million for the alleged antitrust violations, treble the damages alleged to have been sustained by the plaintiffs over the past four years. The complaint also requests a permanent injunction against all activities found to be illegal, including the cash grant program.

  PP&L filed a motion for summary judgment seeking to dispose of plaintiffs' claims in this case, and in September 1992, the judge ruled on this motion and dismissed all counts against PP&L. The plaintiffs appealed to the Court of Appeals for the Third Circuit. In April 1994, the Court of Appeals issued a decision which in part affirmed the lower court's grant of summary judgment for PP&L, but reversed the grant of summary judgment as to PP&L's payment of cash grants to developers based upon all-electric builder agreements.

  The district court judge has reacquired jurisdiction over this case, and a trial date has been set for September 1996. PP&L cannot predict the outcome of this litigation.

ENVIRONMENTAL MATTERS

 Air

  The Clean Air Act deals, in part, with acid rain under Title IV, attainment of federal ambient ozone standards under Title I, and toxic air emissions under Title III. The acid rain provisions specified Phase I sulfur dioxide emission limits for about 55% of PP&L's coal-fired generating capacity by January 1995, and more stringent Phase II sulfur dioxide emission limits for all of PP&L's fossil-fueled generating units by January 2000. PP&L has complied with the Phase I acid rain provisions under Title IV. To meet the Phase II limits, PP&L plans to purchase lower sulfur coal, utilize banked emission allowances and purchase additional emission allowances instead of relying on FGD. PP&L's decision not to install FGD, with an estimated capital cost of $413 million, on the two generating units at the Montour station represents a significant reduction in previously planned capital expenditures. PP&L filed applications for Phase II permits for its fossil-fuel fired plants in December 1995. The permit applications state that PP&L will comply with applicable requirements and obtain emission allowances for each ton of sulfur dioxide emitted.

  PP&L has met the initial requirements under Title I to install reasonably available control technology to reduce nitrogen oxide emissions. An additional two-phase reduction in nitrogen oxides from pre-Clean Air Act levels has been proposed for the area where PP&L's plants are located, a 55% reduction by May 1999 and a 75% reduction by 2003, unless scientific studies expected to be completed by 1997 indicate a different reduction is appropriate. The reductions would be required during a five-month ozone season from May through September. Expenditures to meet the 1999 requirements are included in the table of projected construction expenditures in "Financial Condition-- Reduction in Capital Expenditure Requirements" on page A-6.

  In addition to acid rain and ambient ozone attainment provisions, the clean air legislation requires the EPA to conduct a study of hazardous air emissions from power plants. EPA is also studying the health effects of fine particulates which are emitted from power plants and other sources. Adverse findings from either study could cause the EPA to mandate additional ultra high efficiency particulate removal baghouses or specialized flue gas scrubbing to remove certain vaporous trace metals and certain gaseous emissions.

  PP&L currently estimates that additional capital expenditures and operating costs for environmental compliance under the Clean Air Act will be incurred beyond 2000 in amounts which are not now determinable but could be material.

  The Pennsylvania Air Pollution Control Act implements the Clean Air Act. The state legislation essentially requires that new state air emission standards be no more stringent than federal standards. This legislation is not expected to significantly affect PP&L's plans for compliance with the Clean Air Act.

  The PUC's policy regarding the trading and usage of, and the ratemaking treatment for, emission allowances by Pennsylvania electric utilities provides, among other things, that the PUC will not require approval of specific transactions and that the cost of allowances will be recognized as energy-related power production expenses and recoverable through the ECR.

 Water and Residual Waste

  The DEP regulations governing the handling and disposal of industrial (or residual) solid waste require PP&L to upgrade and repermit existing ash basins at all of its coal-fired generating stations by applying updated standards for waste disposal. Ash basins that cannot be repermitted are required to close by July 1997. Any groundwater contamination caused by the basins must also be addressed. Any new ash disposal facility must meet the rigid siting and design standards set forth in the regulations. In addition, the siting of future facilities could be affected.

  To address the DEP regulations, PP&L is moving forward with its plan to install dry fly ash handling systems at the Brunner Island, Sunbury and Holtwood stations similar to Montour's facilities. Dry fly ash handling provides new opportunities for its beneficial use as opposed to disposing of it on-site.

  Groundwater degradation related to fuel oil leakage from underground facilities and seepage from coal refuse disposal areas and coal storage piles has been identified at several PP&L generating stations. Many requirements of the DEP regulations address these groundwater degradation issues. PP&L has reviewed its remedial action plans with the DEP. Remedial work is substantially completed at two generating stations. At this time, there is no indication that remedial work will be required at other PP&L generating stations.

  The DEP regulations to implement the toxic control provisions of the Federal Water Quality Act of 1987 and to advance Pennsylvania's toxic control program authorize the DEP to use both biomonitoring and a water quality-based chemical-specific approach in the NPDES permits to control toxics. The current Montour station NPDES permit contains stringent limits for certain toxic metals and increased monitoring requirements. Toxic reduction studies are being conducted at the Montour station before the permit limits become effective. Depending on the results of the studies, additional water treatment facilities may be needed at the Montour station. Improvements and upgrades are being planned for the Sunbury, Brunner Island and Holtwood stations' waste water treatment systems to meet the anticipated NPDES permit requirements.

  Capital expenditures through 2000 to comply with the residual waste regulations, correct groundwater degradation at fossil-fueled generating stations and address waste water control at PP&L facilities, are included in the table of construction expenditures in "Financial Condition--Reduction in Capital Expenditure Requirements" on page 9. PP&L currently estimates that about $68 million of additional capital expenditures could be required in 2000 and beyond. Actions taken to correct groundwater degradation, to comply with the DEP's regulations and to address waste water control are also expected to result in increased operating costs in amounts which are not now determinable but could be material.

 Superfund and Other Remediation

  PP&L has signed a consent order with the DEP to address a number of sites where PP&L may be liable for remediation of contamination. This may include potential PCB contamination at certain of PP&L's substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned and operated by PP&L; and oil or other contamination which may exist at some of PP&L's former generating facilities. As a current or past owner or operator of these sites, PP&L may be liable under Superfund or other laws for the costs associated with addressing any hazardous substances at these sites.

  These sites have been prioritized based upon a number of factors, including any potential human health or environmental risk posed by the site, the public's interest in the site, and PP&L's plans for the site. Under the consent order, PP&L will not be required to spend more than $5 million per year on investigation and remediation at those sites covered by the consent order. PP&L will not be required to spend additional money under the consent order in any year that its total remediation costs for sites both within and outside the scope of the consent order exceeds $5 million.

  At December 31, 1995, PP&L had accrued $11.2 million, representing the amount PP&L can reasonably estimate it will have to spend to remediate sites involving the removal of hazardous or toxic substances including those covered by the consent order mentioned above. PP&L is involved in several other sites where it may be required, along with other parties, to contribute to such remediation. Some of these sites have been listed by the EPA under Superfund, and others may be candidates for listing at a future date. Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs which PP&L cannot estimate at this time. In addition, certain federal and state statutes, including Superfund and the Pennsylvania Hazardous Sites Cleanup Act, empower certain governmental agencies, such as the EPA and the DEP, to seek compensation from the responsible parties for the lost value of damaged natural resources. The EPA and the DEP may file such compensation claims against the parties, including PP&L, held responsible for cleanup of such sites. Such natural resource damage claims against PP&L could result in material additional liabilities.

 Electric and Magnetic Fields

  Concerns have been expressed by some members of the scientific community and others regarding the potential health effects of EMFs. These fields are emitted by all devices carrying electricity, including electric transmission and distribution lines and substation equipment. Federal, state and local officials are focusing increased attention on this issue. PP&L is actively participating in the current research effort to determine whether EMFs cause any human health problems and is taking steps to reduce EMFs, where practical, in the design of new transmission and distribution facilities. PP&L is unable to predict what effect the EMF issue might have on PP&L operations and facilities and the associated cost.

 Subsidiary Issues

  In June 1995, the DEP ordered a subsidiary to abate seepage allegedly discharged from a mine formerly operated by that subsidiary. The subsidiary currently does not believe that it is responsible for this seepage and has appealed the order to DEP's Environmental Hearing Board, which has scheduled evidentiary hearings on the matter.

  A consultant has been hired to perform additional testing to determine the source of the seepage. If no connection exists between the mine water and the seepage, no abatement is required. However, if abatement ultimately is required, the subsidiary may be responsible for an extensive and protracted program to pump water from the mine at a cost which could be material.

 Other Environmental Matters

  In addition to the issues discussed above, PP&L may be required to modify, replace or cease operating certain of its facilities to comply with other statutes, regulations and actions by regulatory bodies involving environmental matters, including the areas of water and air quality, hazardous and solid waste handling and disposal and toxic substances. As a result, PP&L may also incur material capital expenditures and operating expenses in amounts which are not now determinable.

SELECTED FINANCIAL AND OPERATING DATA
PENNSYLVANIA POWER & LIGHT COMPANY

                             1995          1994          1993       1992       1991
                          ----------    ----------    ---------- ---------- ----------
INCOME ITEMS--THOUSANDS
Operating revenues......  $2,751,798    $2,725,099    $2,727,002 $2,744,122 $2,740,715
Operating income........     573,776       501,162       562,808    573,431    582,331
Earnings available to
 PP&L Resources,
 Inc. (a)...............     324,316(b)    215,038(b)    314,241    306,229    303,727
BALANCE SHEET ITEMS--
 thousands (c)
Property, plant and
 equipment..............   7,178,945     7,194,525     7,145,581  7,019,504  6,929,578
Total assets............   9,423,795     9,320,682     9,454,113  8,191,768  7,934,595
Long-term debt..........   2,858,728     2,940,789     2,662,570  2,627,159  2,582,233
Preferred and preference
 stock
  With sinking fund
   requirements.........     295,000       295,000       335,000    325,600    364,590
  Without sinking fund
   requirements.........     171,375       171,375       171,375    223,612    231,375
Common equity...........   2,527,896     2,403,645     2,425,835  2,366,939  2,298,010
Short-term debt.........      89,145        74,168       202,260    159,348    147,170
Total capital provided
 by investors...........   5,942,144     5,884,977     5,797,040  5,702,658  5,623,378
Capital lease
 obligations............     219,641       224,765       249,025    251,058    271,976
FINANCIAL RATIOS
Return on average common
 equity--%..............       13.10          8.83         13.06      13.11      13.42
Embedded cost rates (c)
  Long-term debt--%.....        7.95          8.07          8.63       9.36       9.72
  Preferred and
   preference stock--%..        6.09          6.07          6.30       7.36       7.51
Times interest earned
 before income taxes....        3.58          2.73          3.33       3.18       3.06
Ratio of earnings to
 fixed charges--total
 enterprise basis (d)...        3.48          2.70          3.31       3.15       3.04
Ratio of earnings to
 fixed charges and
 dividends on preferred
 and preference stock--
 total enterprise basis
 (d)....................        2.92          2.26          2.71       2.53       2.43
REVENUE DATA
Average price per kwh
 billed for system
 sales--cents...........        7.10          7.14          7.27       7.39       7.30
SALES DATA
Customers (c)...........   1,226,089     1,213,023     1,203,139  1,186,682  1,173,680
Electric energy sales
 billed--millions of kwh
  Residential...........      11,300        11,444        11,043     10,604     10,385
  Commercial............       9,948         9,716         9,373      9,039      8,861
  Industrial............       9,845         9,536         9,100      8,746      8,456
  Other.................       1,578         1,618         1,534      1,366      1,334
                          ----------    ----------    ---------- ---------- ----------
    System sales........      32,671        32,314        31,050     29,755     29,036
Contractual sales to
 other major utilities..       7,676         6,307         7,142      7,327      7,183
PJM energy sales........       2,358         3,158         4,142      5,160      7,553
                          ----------    ----------    ---------- ---------- ----------
    Total electric
     energy sales
     billed.............      42,705        41,779        42,334     42,242     43,772
                          ----------    ----------    ---------- ---------- ----------
NUMBER OF FULL-TIME
 EMPLOYEES (c)..........       6,661         7,431         7,677      7,882      8,043
-------

(a) Prior years restated to reflect formation of the holding company.
(b) 1995 and 1994 earnings were affected by several one-time adjustments. See Financial Notes 3, 12, and 14.
(c) At Year-end
(d) Computed using earnings and fixed charges of PP&L and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals.

EXECUTIVE OFFICERS OF PP&L

  Officers of PP&L are elected annually by the Board of Directors to serve at the pleasure of the Board. There are no family relationships among any of the executive officers, or any arrangement or understanding between any executive officer and any other person pursuant to which the officer was selected.

  There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past five years.

  Listed below are the executive officers of PP&L:

                                                                   EFFECTIVE DATE OF
                                                                      ELECTION TO
 NAME                  AGE                       POSITION                       PRESENT POSITION
 ----                  ---                       --------                       -----------------
William F. Hecht......  52  Chairman, President and Chief Executive Officer      January 1, 1993
Francis A. Long.......  55  Executive Vice President and Chief Operating Officer January 1, 1993
Robert G. Byram.......  50  Senior Vice President--Nuclear                       March 26, 1993
Ronald E. Hill........  53  Senior Vice President--Financial                     January 1, 1994
John R. Biggar........  51  Vice President--Finance & Treasurer                  August 1, 1995
Robert J. Grey*.......  45  Vice President, General Counsel and Secretary        March 6, 1995
Joseph J. McCabe......  45  Vice President and Controller                        August 1, 1995
-------

* Mr. Grey has been elected Senior Vice President, General Counsel and Secretary of PP&L, effective March 1, 1996.

  Each of the above officers, with the exception of Mr. Grey and Mr. McCabe, have been employed by PP&L for more than five years as of December 31, 1995. Mr. McCabe joined PP&L in May 1994 and was previously employed by Deloitte & Touche LLP as a partner. Mr. Grey joined PP&L in March 1995. He had been General Counsel of Long Island Lighting Company since 1992. Prior to that time, he held the position of partner at the law firm of Preston Gates & Ellis.

  Prior to election to the positions shown above, the following executive officers held other positions with PP&L since January 1, 1991: Mr. Hecht was Senior Vice President-System Power and Engineering, Executive Vice President-Operations and President and Chief Operating Officer; Mr. Long was Vice President-Power Supply and Senior Vice President--System Power & Engineering; Mr. Byram was Vice President--Nuclear Operations and Senior Vice President-- System Power & Engineering; Mr. R. E. Hill was Vice President and Comptroller; and Mr. Biggar was Vice President--Finance.

SHAREOWNER AND INVESTOR INFORMATION

  The following information is provided as a service to shareowners and other investors. FOR ANY QUESTIONS YOU MAY HAVE OR ADDITIONAL INFORMATION YOU MAY REQUIRE ABOUT PP&L AND ITS SUBSIDIARIES, PLEASE FEEL FREE TO CALL THE TOLL-FREE NUMBER LISTED BELOW, OR WRITE TO:

    George I. Kline, Manager
    Investor Services Department
    Pennsylvania Power & Light Co.
    Two North Ninth Street
    Allentown, PA 18101-1179

  TOLL-FREE PHONE NUMBER: For information regarding your investor account, or other inquiries, call toll-free: 1-800-345-3085.

  ANNUAL MEETING: The annual meeting of shareowners is held each year on the fourth Wednesday of April. The 1996 annual meeting will be held on Wednesday, April 24, 1996, at Lehigh University's Stabler Arena, Lower Saucon Valley Goodman Campus Complex, Bethlehem, PA. A reservation card for the meeting's attendance is included with shareowners' proxy material.

  PROXY MATERIAL: A proxy statement, a proxy and a reservation card for PP&L's annual meeting are mailed in a package that includes this report. This material was mailed to all shareowners of record as of February 28, 1996.

  DIVIDENDS: For 1996, the dates on which the declaration of dividends will be considered by the board or its executive committee are: February 28, May 22, August 28, and November 27, for payment on April 1, July 1 and October 1, 1996, and January 1, 1997, respectively. Dividend checks are mailed ahead of those dates with the intention they arrive as close as possible to the payment dates.

  RECORD DATES: The 1996 record dates for dividends are March 8, June 10, September 10 and December 10.

  DIRECT DEPOSIT OF DIVIDENDS: Shareowners may choose to have their dividend checks deposited directly into their checking or savings account. Quarterly dividend payments are electronically credited on the dividend date, or the first business day thereafter.

  DIVIDEND REINVESTMENT PLAN: Shareowners may choose to have dividends on their preferred stock reinvested in Resources' common stock instead of receiving the dividend by check.

  CERTIFICATE SAFEKEEPING: Shareowners participating in the Dividend Reinvestment Plan may choose to have their common stock certificates forwarded to PP&L for safekeeping. These shares will be registered in the name of PP&L as agent for plan participants and will be credited to the participants' accounts.

  LOST DIVIDEND OR INTEREST CHECKS: Dividend or interest checks lost by investors, or those that may be lost in the mail, will be replaced if the check has not been located by the 10th business day following the payment date.

  TRANSFER OF STOCK OR BONDS: Stock or bonds may be transferred from one name to another or to a new account in the name of another person. Please call or write regarding transfer instructions.

  BONDHOLDER INFORMATION: Much of the information and many of the procedures detailed here for shareowners also apply to bondholders. Questions related to bondholder accounts should be directed to Investor Services.

  LOST STOCK OR BOND CERTIFICATES: Please call or write to Investor Services for an explanation of the procedure to replace lost stock or bond certificates.

  PUBLICATIONS: Several publications are prepared each year and sent to all investors of record and to others who request their names be placed on our mailing lists. These publications are:

  SHAREOWNERS' NEWSLETTER--an easy-to-read newsletter containing current items of interest to shareowners--published and mailed at the beginning of each quarter. Additionally, a special year-end edition containing unaudited results of the year's operations is mailed in early February.

  QUARTERLY REVIEW--published in May, July and October to provide quarterly financial information to investors.

  PERIODIC MAILINGS: Letters regarding new investor programs, special items of interest, or other pertinent information are mailed on a non-scheduled basis as necessary.

  DUPLICATE MAILINGS: Annual reports and other investor publications are mailed to each investor account. If you have more than one account, or if there is more than one investor in your household, you may call or write to request that only one publication be delivered to your address. Please provide account numbers for all duplicate mailings.

  FORM 10-K: Resources' and PP&L's annual report, filed with the Securities and Exchange Commission on Form 10-K, is available about mid-March. Investors may obtain a copy, at no cost, by calling or writing to Investor Services.

LISTED SECURITIES:                    FISCAL AGENTS:
NEW YORK STOCK EXCHANGE               STOCK TRANSFER AGENTS AND REGISTRARS
PP&L RESOURCES, INC.:                  Norwest Bank Minnesota, N.A.
Common Stock (Code: PPL)               Shareowner Services
                                       161 North Concord Exchange
PENNSYLVANIA POWER & LIGHT CO.:        South St. Paul, MN 55075
4 1/2% Preferred Stock
 (Code: PPLPRB)                        Pennsylvania Power & Light Co.
4.40% Series Preferred Stock           Investor Services Department
 (Code: PPLPRA)                       DIVIDEND DISBURSING OFFICE AND
                                      DIVIDEND REINVESTMENT PLAN AGENT
PHILADELPHIA STOCK EXCHANGE            Pennsylvania Power & Light Co.
PP&L RESOURCES, INC.:                  Investor Services Department
Common Stock                          MORTGAGE BOND TRUSTEE
                                       Bankers Trust Co.
PENNSYLVANIA POWER & LIGHT CO.         Attn: Security Transfer Unit
4 1/2% Preferred Stock                 P.O. Box 291569
3.35% Series Preferred Stock           Nashville, TN 37229
4.40% Series Preferred Stock          BOND INTEREST PAYING AGENT
4.60% Series Preferred Stock           Pennsylvania Power & Light Co.
                                       Investor Services Department

QUARTERLY FINANCIAL DATA (UNAUDITED)
(THOUSANDS OF DOLLARS)

                                               FOR THE QUARTERS ENDED (A)
                                           -----------------------------------
                                           MARCH 31 JUNE 30  SEPT. 30 DEC. 31
                                           -------- -------- -------- --------
1995
Operating revenues........................ $727,485 $609,213 $682,249 $732,851
Operating income..........................  161,427  104,272  179,122  128,955
Net income................................  108,207   51,887   94,762   97,228
Earnings available to PP&L Resources......  101,265   44,945   87,820   90,286
1994 (B)
Operating revenues........................ $769,453 $640,218 $661,142 $654,286
Operating income..........................  169,306  108,378  131,933   91,545
Net income (loss).........................  113,634   53,643   76,598     (432)
Earnings (loss) available to PP&L Re-
 sources..................................  106,056   46,701   69,656   (7,375)
-------

(a) PP&L's electric utility business is seasonal in nature with peak sales periods generally occurring in the winter months. Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations.
(b) Restated to reflect the retroactive dividend of PMDC to PP&L Resources as described in Financial Note 1.

GLOSSARY OF TERMS AND ABBREVIATIONS

  AFUDC (Allowance for Funds Used During Construction)--the cost of equity and debt funds used to finance construction projects that is capitalized as part of construction cost.

  ATLANTIC--Atlantic City Electric Company

  BANKRUPTCY COURT--United States Bankruptcy Court for the Middle District of Pennsylvania

  BG&E--Baltimore Gas & Electric Company

  CLEAN AIR ACT (Federal Clean Air Act Amendments of 1990)--legislation passed by Congress to address environmental issues including acid rain, ozone and toxic air emissions.

  CONTINENTAL--Continental Energy Associates

  D&D FUND--a fund established by the Energy Act for the decontamination and decommissioning of DOE's uranium enrichment facilities.

  DEP--Pennsylvania Department of Environmental Protection

  DOE--Department of Energy

  DRIP (Dividend Reinvestment Plan)--program available to shareowners of Resources' common stock and PP&L preferred stock to reinvest dividends in Resources' common stock instead of receiving dividend checks.

  ECR (Energy Cost Rate)--a tariff applied to PUC-jurisdictional customers to recover fuel and other energy costs. Differences between actual and estimated amounts are collected or refunded to customers.

  EMF--Electric and Magnetic Fields

  ENERGY ACT (Energy Policy Act of 1992)--legislation passed by Congress to promote competition in the electric energy market for bulk power.

  EPA--Environmental Protection Agency

  ESOP--Employee Stock Ownership Plan

  FASB (Financial Accounting Standards Board)--a rulemaking organization that establishes financial accounting and reporting standards.

  FGD--Flue gas desulfurization equipment installed at coal-fired power plants to reduce sulfur dioxide emissions.

  FERC (Federal Energy Regulatory Commission)--government agency that regulates interstate transmission and sale of electricity and related matters.

  IBEW--International Brotherhood of Electrical Workers

  JCP&L--Jersey Central Power & Light Company

  MAJOR UTILITIES--Atlantic, BG&E and JCP&L

  NOPR (Notice of Proposed Rulemaking)--proposed rules and regulations issued by FERC for comment by interested parties.

  NPDES--National Pollutant Discharge Elimination System

  NRC--Nuclear Regulatory Commission

  NUG (Non-Utility Generator)--generating plants not owned by regulated utilities. If the NUG meets certain criteria, its electrical output must be purchased by public utilities as required by PURPA.

  OCA--Pennsylvania Office of Consumer Advocate

  OTS--PUC Office of Trial Staff

  PA. CNI--Pennsylvania Corporate Net Income Tax

  PCB (Polychlorinated Biphenyl)--additive to oil used in certain electrical equipment up to the late 1970s. Now classified as a hazardous chemical.

  PECO--PECO Energy Company (the former Philadelphia Electric Company)

  PJM (Pennsylvania--New Jersey--Maryland Interconnection Association)--Mid-Atlantic power pool consisting of 11 operating electric utilities, including PP&L.

  PLAN--PP&L's noncontributory defined benefit pension plan.

  PMDC--Power Markets Development Company

  PP&L--Pennsylvania Power & Light Company

  PSE&G--Public Service Electric & Gas Company

  PUC (Pennsylvania Public Utility Commission)--agency that regulates certain ratemaking, accounting, and operations of Pennsylvania utilities.

  PUC DECISION--final order issued by the PUC on September 27, 1995 pertaining to PP&L's base rate case filed in December 1994.

  PUHCA--Public Utility Holding Company Act of 1935.

  PURPA (Public Utility Regulatory Policies Act of 1978)--legislation passed by Congress to encourage energy conservation, efficient use of resources, and equitable rates.

  RESOURCES (PP&L Resources, Inc.)--parent holding company of PP&L.

  SBRCA--Special Base Rate Credit Adjustment

  SEC--Securities and Exchange Commission

  SFAS (Statement of Financial Accounting Standards)--accounting and financial reporting rules issued by the FASB.

  SMALL UTILITIES--utilities subject to FERC jurisdiction whose billings include base rate charges and a supplemental charge or credit for fuel costs over or under the levels included in base rates.

  STAS (State Tax Adjustment Surcharge)--rate adjustment mechanism to customer bills for changes in certain state taxes.

  SUPERFUND--Federal and state legislation that addresses remediation of contaminated sites.

  UGI--UGI Corporation

  VEBA (Voluntary Employee Benefit Association Trust)--trust accounts for health and welfare plans for future payments to employees, retirees or their beneficiaries.

  VERP--Voluntary Early Retirement Program

  WHEELING--transmitting power from one system to another over the transmission facilities of a system not party to the transaction.

  For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the toll-free number listed below, or write to:

                           GEORGE I. KLINE, MANAGER
                         INVESTOR SERVICES DEPARTMENT
                      PENNSYLVANIA POWER & LIGHT COMPANY
                            TWO NORTH NINTH STREET
                              ALLENTOWN, PA 18101

                     TOLL-FREE PHONE NUMBER: 800-345-3085

                                ---------------

  PP&L files a Form 10-K Report annually with the Securities and Exchange Commission. The Form 10-K Report for 1995 is available without charge by writing to PP&L's Investor Services Department at the address printed above, or by calling the toll-free number.

   WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE MARK, DATE, SIGN AND MAIL THE ACCOMPANYING PROXY AS SOON AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS INCLUDED FOR YOUR CONVENIENCE.

[LOGO APPEARS HERE] Pennsylvania Power & Light Company
                    ----------------------------------
                    Two North Ninth Street.Allentown, PA 18101-1179.610/774-5151


                                                        March 15, 1996

Dear Shareowner:

     It is a pleasure to invite you to attend the 1996 Annual Meeting of Shareowners, which will be held at 1:00 p.m. on Wednesday, April 24, 1996 at Lehigh University's Stabler Arena, Lower Saucon Valley Goodman Campus Complex, Bethlehem, Pennsylvania, preceding the Annual Meeting of Shareowners of PP&L Resources, Inc. ("Resources").

     Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

     Please mark, sign, date and return your Proxy as soon as possible so that you will be represented at the meeting in accordance with your wishes. The Company is a subsidiary of Resources, and the Company's preferred stock is the only class of stock outstanding in the hands of the public. Resources owns all of the Company's common stock.



                                             Sincerely yours,

                                             /s/ William F. Hecht

                                                 William F. Hecht
                                                Chairman, President
                                             and Chief Executive Officer


[LOGO APPEARS HERE] Pennsylvania Power & Light Company
                    ----------------------------------
                    Two North Ninth Street.Allentown, PA 18101-1179

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareowners, April 24, 1996

   Please Vote and Sign on Reverse Side and Return in the Enclosed Envelope


          William F. Hecht, Frank A. Long and Norman Robertson, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of the Shareowners of Pennsylvania Power and Light Company to be held on April 24, 1996, and any adjournments thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments thereof.

Shares represented by all properly executed proxies will be voted at the Annual Meeting in the manner specified. If properly executed and returned, and no specification is made, votes will be cast "FOR" Item 1 on the reverse of this proxy.

                                    (over)

          Tear along perforation and return in the enclosed envelope

Indicate your vote by placing an (X) in the appropriate box                  868
--------------------------------------------------------------------------------
1. ELECTION OF DIRECTORS:  Nominees for terms ending in 1999.


(1) William J. Flood        (2) William F. Hecht      (3) Frank A. Long


                                   For All          Withhold
                  For All          Except (*)        For All

                    [_]              [_]               [_]

(*) To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above and mark an (X) in the "For all Except" box.
--------------------------------------------------------------------------------


                                                   PROXY

                                  IMPORTANT:  When signing as attorney,
                                  executor, administrator, trustee or guardian, please give your full title as such. In the case of JOINT HOLDERS, all should sign.

Please date and sign
your name(s) exactly                             Date
as shown above and    --------------------------      ------------
mail promptly in the                             Date
enclosed envelope     --------------------------      ------------

                       PENNSYLVANIA POWER & LIGHT COMPANY
                            ALLENTOWN, PENNSYLVANIA

   If you plan to attend the Annual Meeting of Shareowners on April 24, 1996, please fill out and return this reservation form so that an attendance card may be sent to you. Please use the enclosed envelope for the return of both this card and your proxy.

   You may, of course, attend the meeting without a card upon proper identification. However, by indicating your plans in advance, we can make the necessary arrangements. Your cooperation is appreciated.

                           ANNUAL MEETING RESERVATION

I
We .............................................................................
                          PLEASE TYPE OR PRINT NAME(S)

Address ........................................................................
                              PLEASE TYPE OR PRINT

 ............................................... Zip ...........................

plan to attend the Annual Meeting of Shareowners to be held at Lehigh University's Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, Pa., on Wednesday, April 24, 1996, at 1:00 p.m. Please send an attendance card.

                      HAVE YOU ENCLOSED YOUR SIGNED PROXY?